UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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LVB Acquisition, Inc.
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LVB ACQUISITION, INC.
56 East Bell Drive
Warsaw, Indiana 46582
RE: Notice of Action by Written Consent of Stockholders in Lieu of an Annual Meeting
Dear Stockholder:
We are notifying our stockholders of record on September 30, 2013 that our Board of Directors has approved and a stockholder representing approximately 97.12% of our outstanding common stock on September 30, 2013 has executed a written consent in lieu of an annual meeting approving the removal and election of ten directors to serve as members of each of our Board of Directors and the Board of Directors of Biomet, Inc., to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.
Under the General Corporation Law of the State of Delaware, stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holder of at least 80% of the outstanding shares of our common stock is sufficient under the General Corporation Law of the State of Delaware and our existing certificate of incorporation and bylaws to approve the actions described above. Accordingly, the actions described above will not be submitted to you and our other stockholders for a vote. This letter and the accompanying information statement are intended to notify you of the aforementioned stockholder actions in accordance with applicable Securities and Exchange Commission (“SEC”) rules as a result of our common stock being registered with the SEC. Pursuant to the applicable SEC rules, this corporate action will be effective 20 calendar days after the date of the initial mailing of the accompanying information statement, or on or about November 14, 2013.
Under Section 228(e) of the General Corporation Law of the State of Delaware, where stockholder action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in subsection (c) of Section 228. This letter is also intended to serve as the notice required by Section 228(e) of the General Corporation Law of the State of Delaware.
An information statement containing a detailed description of the matters adopted by written consent accompanies this notice. You are urged to read the information statement in its entirety for a description of the action taken by the holder of a supermajority of the voting power of the Company. HOWEVER, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are only furnishing you an information statement as a matter of regulatory compliance with SEC rules. No action is required of you. The Company will mail or make available this information statement to stockholders on or about October 25, 2013.
Our Annual Report on Form 10-K for the fiscal year ended May 31, 2013 is being mailed to stockholders with this information statement.
Unless the context requires otherwise, the term “LVB,” “Biomet,” “the Company,” “we,” “our,” or “us” refers to LVB Acquisition, Inc. and all of its subsidiaries.

By order of the Board of Directors,

/s/ Jeffrey R. Binder
President and Chief Executive Officer
October 25, 2013
Warsaw, IN

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS
Important Notice Regarding the Availability of Information Statement Materials
Pursuant to rules promulgated by the SEC, we have elected to provide access to this information statement both by sending you this information statement and by notifying you of the availability of such on the Internet.
This information statement and the Company’s Annual Report on Form 10-K for the year ended May 31, 2013 are available at: http://biomet.com/corporate/.
The proposals acted upon by written consent was for approval of the removal and election of ten directors to serve as members of each of our Board of Directors and the Board of Directors of Biomet, Inc., to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.
This corporate action will be effective 20 calendar days after the date of the initial mailing of this information statement, or on or about November 14, 2013. We are not asking you for a proxy and you are requested not to send us a proxy. We are only furnishing this information statement as a matter of regulatory compliance with SEC rules.

LVB ACQUISITION, INC.
56 East Bell Drive
Warsaw, Indiana 46582
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO ACTION IS REQUIRED OF YOU.
QUESTIONS AND ANSWERS

Q:	Why did I receive this information statement?

A:
We sent you this information statement as a matter of regulatory compliance with SEC rules and Delaware law to inform you of the actions taken by the holder of a supermajority of the outstanding shares of our common stock by written consent.

Q:	Does this mean LVB’s stock is publicly traded?

A:
No. Due to the number of holders of options to purchase LVB common stock, most of whom are employees of the Company, the Company’s stock is required to be registered with the SEC, and the Company is required to make certain disclosures with the SEC, such as this information statement. However, LVB’s stock is not currently publicly traded.

Q:	Who sent me this information statement?

A:	This information statement was sent to you and paid for by LVB.

Q:	Do I need to return anything?

A:
No. This information statement is merely to inform you of the actions taken by written consent by the holder of a supermajority of the outstanding shares of our common stock. No action is required by you.

Q:	When was this information statement mailed or made available to stockholders?

A:	This information statement was first mailed or made available to stockholders on or about October 25, 2013.

Q:	What is an action taken by written consent?

A:
Pursuant to Delaware law, any action required to be taken at an annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of the outstanding stock having more than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Q:	Why was there no annual meeting?

A:
Because Delaware law allows action to be taken by written consent, and the holder of a supermajority of the outstanding shares of our common stock acted by written consent, an annual meeting was not necessary.

Q:	What actions were taken by written consent?

A:
The holder of a supermajority of the outstanding shares of our common stock executed a written consent approving the removal and election of ten directors to serve as members of each of our Board of Directors and the Board of Directors of Biomet, Inc., to hold office until their successors are duly elected and qualified or until the earlier of their death, resignation or removal.

Q:	Do I need to vote on these matters?

A:	No. Since the holder of a supermajority of the outstanding shares of our common stock have already executed a written consent, your vote is not necessary.

Q:	How many votes were required to approve the proposals?

A:	The approval and adoption of the actions taken by written consent required the consent of the holder of a supermajority of the outstanding shares of our common stock.

Q:	How many shares were voted for the actions?

A:
The record date for the action taken by written consent is September 30, 2013. We had 552,387,966 outstanding shares of our common stock on the record date. Each share of our common stock is entitled to one vote. The holder of 536,034,330 shares of our common stock, representing approximately 97.04% of our outstanding common stock shares entitled to vote on September 30, 2013 executed a written consent. The written consent of at least 80% of the outstanding shares of our common stock will be sufficient under the General Corporation Law of the State of Delaware and our existing certificate of incorporation and bylaws to approve the actions described above.

Q:	When will the corporate action be effected?

A:
Pursuant to applicable SEC rules, the earliest date on which this corporate action may be effected is 20 calendar days after the date of the initial mailing of this information statement. Accordingly, we anticipate the action taken by written consent being effective on or about November 14, 2013.

Q:	Am I entitled to dissenter’s rights?

A:	No.

BACKGROUND
On December 18, 2006, Biomet, Inc. entered into an Agreement and Plan of Merger with LVB Acquisition, LLC, a Delaware limited liability company, which was subsequently converted to a corporation, LVB Acquisition, Inc., and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of LVB (“Purchaser”), which agreement was amended and restated as of June 7, 2007 and which we refer to as the “Merger Agreement.” Pursuant to the Merger Agreement, on June 13, 2007, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of Biomet, Inc.’s outstanding common shares, without par value (the “Shares”) at a price of $46.00 per Share (the “Offer Price”). Approximately 82% of the outstanding Shares were tendered to Purchaser in the Offer. At Biomet, Inc.’s special meeting of shareholders held on September 5, 2007, more than 91% of its shareholders voted to approve the proposed merger, and LVB acquired Biomet, Inc. on September 25, 2007 through a reverse subsidiary merger with Biomet, Inc. being the surviving company (the “Merger”). Subsequent to the acquisition, Biomet, Inc. became a wholly-owned subsidiary of LVB, which is controlled by LVB Acquisition Holding, LLC, or “Holding,” an entity controlled by a consortium of private equity funds affiliated with The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co., and TPG Global, LLC and its affiliates (“TPG”) (together, the “Sponsors”) and their co-investors. The Merger, the financing transactions related to the Merger and other related transactions are collectively referred to in this information statement as the “Transactions.” On September 28, 2011, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), thus subjecting us to the reporting requirements of Section 13(a) of the Exchange Act. Our common stock is not currently traded on a national securities exchange.
ELECTION OF DIRECTORS
The holder of 552,034,330 shares of our common stock, representing approximately 97.04% of the outstanding shares of our common stock entitled to vote on the record date, executed a written consent in lieu of an annual meeting removing our and Biomet’s existing directors and electing ten directors to serve as members of each of our Board of Directors and the Board of Directors of Biomet, Inc. (collectively, the “Boards”). That consent and the election of directors will become effective on or about November 14, 2013. The directors will serve until their successors are duly elected and qualified or until the earlier of their death, resignation, or removal. The following information sets forth, with respect to each individual, the name and age, as of October 1, 2013, of each of the nominee directors to be elected to serve on each Board:

Name	Age	Position
Jeffrey R. Binder	50	Director, President and Chief Executive Officer
Jonathan J. Coslet	48	Director
Michael Dal Bello	42	Director
Adrian Jones	49	Director
Max C. Lin	32	Director
Chinh E. Chu	46	Director
Michael Michelson	62	Director
Dane A. Miller, Ph.D.	67	Director
Andrew Y. Rhee	36	Director
Jeffrey K. Rhodes	38	Director
Each Board consists of ten directors. Pursuant to the Amended and Restated Limited Liability Company Agreement of Holding (the “LLC Agreement”), each of the Sponsors has the right to nominate, and have nominated, two directors to serve on each Board. The Sponsors have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Sponsors. Each Board presently considers none of its respective directors to be independent (as independence is defined by Rule 4200(a)(15) of the NASDAQ Stock Market LLC marketplace rules). As discussed in “Executive Compensation” below, following the Transactions, Biomet, Inc.’s common stock was no longer listed on the NASDAQ National Market. Moreover, LVB’s common stock is not publicly traded. For more information regarding the rights of the Sponsors to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Operating Agreement of Holding.” Because of these requirements, together with our 100% ownership of Biomet, Inc.’s common stock, neither we nor Biomet, Inc. currently has a policy or procedures with respect to shareholder recommendations for nominees to its Board.

The following information sets forth, with respect to each individual, the current principal occupation or employment and business experience for the past five years of each of the nominee directors to be elected to serve on each Board:

Jeffrey R. Binder has been a director and President and Chief Executive Officer since February 2007. Prior to this appointment, Mr. Binder served as Senior Vice President of Diagnostic Operations of Abbott Laboratories from January 2006 to February 2007. Mr. Binder previously served as President of Abbott Spine from June 2003 to January 2006, and as President and Chief Executive Officer of Spinal Concepts from 2000 to June 2003.
Jonathan J. Coslet has been a director since July 2007. Mr. Coslet has been a TPG Partner since 1993 and is currently a senior partner and member of the firm’s Executive, Management and Investment Committees. Mr. Coslet serves on the board of directors of IASIS Healthcare Corp., The Neiman Marcus Group, Inc., J. Crew Group, Inc., Petco Animal Supplies, Inc. and Quintiles Transnational Corp.
Michael Dal Bello has been a director since July 2007. Mr. Dal Bello is a Managing Director in the Private Equity Group of The Blackstone Group and has been with Blackstone since 2002. Mr. Dal Bello serves on the board of directors of Alliant, Apria Healthcare Group, Catalent Pharma Solutions, Inc., Emdoen, Team Health Finance LLC and Vanguard Health Systems, Inc.
Adrian Jones has been a director since July 2007. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002 and has worked at Goldman, Sachs & Co. since 1994. Mr. Jones serves on the board of directors of Dollar General Corporation, Education Management Corporation, HealthMarkets, Inc. and Michael Foods, Inc.
Max C. Lin has been a director since 2011. Mr. Lin is a Principal in the health care industry team at Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”). Mr. Lin joined KKR in 2005 and has been involved with the firm’s investments in HCA Holdings, Inc. and The Nielsen Company. Prior to working at KKR, he was with Morgan Stanley in its Financial Sponsors Group.
Chinh E. Chu has been a director since April 2013 and previously served as a director from July 2007 to September 2007. Mr. Chu is a senior managing director of The Blackstone Group, which he joined in 1990. Mr. Chu serves on the board of directors of HealthMarkets, Inc., DJO Global, Bank United, Bayview, Alliant, Catalent and Freescale.
Michael Michelson has been a director since July 2007. Mr. Michelson has been a member of KKR Management LLC, the general partner of KKR & Co. L.P. since October 1, 2009. Previously, he was a member of the limited liability company, which served as the general partner of Kohlberg Kravis Roberts & Co. L.P. He has been employed by KKR since 1981. Mr. Michelson serves on the board of directors of HCA Holdings, Inc.
Dane A. Miller, Ph.D., has been a director since July 2007. Dr. Miller is one of our four founders and served as our President, Chief Executive Officer and a director from 1977 until 2006. Dr. Miller serves on the board of directors of ForeTravel, Inc., the Indiana Economic Development Corporation, the University of Chicago Health Systems and the World Craniofacial Foundation.
Andrew Y. Rhee has been a director since 2009. Mr. Rhee is a Vice President in the Merchant Banking Division of Goldman, Sachs & Co., and has been with Goldman since 1998. Mr. Rhee serves on the board of directors of Drayer Physical Therapy Institute, LLC.
Jeffrey K. Rhodes has been a director since November 2012. Mr. Rhodes has been a TPG Principal since 2005 and serves on the board of directors of Immucor, Inc., IMS Health, Surgical Care Affiliates and Par Pharmaceutical Companies.
Each of Messrs. Coslet, Dal Bello, Jones, Lin, Chu, Michelson, Rhee and Rhodes is a partner, member or employee of an entity affiliated with one of the investment funds that indirectly own the majority of the equity interests in LVB Acquisition Holding, LLC and generally is entitled to be indemnified by such entity for his service on the Boards pursuant to such entities’ governing documents or other arrangements, in each case in accordance with such entities’ policies.

None of the directors (other than Mr. Binder) currently holds any position with LVB or Biomet. Except as described below, none of the directors or any of their affiliates (1) has a familial relationship with any directors or executive officers of LVB or Biomet or (2) has been involved in any transactions with LVB or Biomet or any of its directors, officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed herein.
Director Qualifications
Messrs. Coslet, Dal Bello, Jones, Lin, Chu, Michelson, Rhee and Rhodes were appointed to the Board as a consequence of their respective relationships with investment funds affiliated with the Sponsors. They are collectively referred to as the “Sponsor Directors.” Messrs. Binder and Miller are collectively referred to as the “Management Directors.”
When considering whether the Boards’ directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Boards to satisfy its oversight responsibilities effectively in light of our business and structure, the Boards focused primarily on the information discussed in each Board members’ and nominees’ biographical information set forth above.
Each of the Company’s directors and director nominees possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of our stakeholders. In addition, our directors are knowledgeable and experienced in one or more business, governmental or civic endeavors, which further qualifies them for service as members of the Boards. Alignment with our stockholders is important in building value at Biomet over time.
Each of the Sponsor Directors was elected to the Boards pursuant to the LLC Agreement. Pursuant to such agreement, Messrs. Coslet and Rhodes were appointed to the Boards as a consequence of their respective relationships with TPG, Messrs. Michelson and Lin were appointed to the Boards as a consequence of their respective relationships with Kohlberg Kravis Roberts & Co., Messrs. Chu and Dal Bello were appointed to the Boards as a consequence of their respective relationships with The Blackstone Group, and Messrs. Jones and Rhee were appointed to the Boards as a consequence of their respective relationships with Goldman Sachs & Co.
As a group, the Sponsor Directors possess experience in owning and managing enterprises like the Company and are familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally.
The Management Directors bring leadership, extensive business, operating and policy experience, and tremendous knowledge of Biomet and our industry, to the Boards. In addition, the Management Directors bring their broad strategic vision for Biomet to the Boards. Mr. Binder’s service as the Chief Executive Officer of the Company and Mr. Miller’s long-time former service as Chairman and Chief Executive Officer creates a critical link between management and the Boards, enabling each Board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer on our Boards provides Biomet with ethical, decisive and effective leadership.
The LLC Agreement provides that each Sponsor has the right to designate two directors, and that each Board will include LVB’s and Biomet’s chief executive officer, as applicable, and one independent director who is approved by the holders of at least 70% of the membership units of Holding held by the Sponsors. Any directors nominated to fill the directorships selected by the Sponsors are chosen by the applicable Sponsor.

EXECUTIVE OFFICERS
The following table sets forth the name, age and position of our executive officers as of October 1, 2013.

Name	Age	Position
Jeffrey R. Binder	50	President and Chief Executive Officer
Daniel P. Florin	49	Senior Vice President and Chief Financial Officer
Adam R. Johnson	36	Senior Vice President; President of EBI, LLC and Biomet Microfixation, LLC
Jon C. Serbousek	52	Senior Vice President; President of Biomet Biologics, LLC
Bareld J. Doedens	54	Senior Vice President; President of Biomet 3i, LLC
Renaat Vermeulen	56	Senior Vice President; President of Biomet Europe, Middle East and Africa
Bradley J. Tandy	54	Senior Vice President; General Counsel and Secretary
Daniel P. Hann	58	Senior Vice President; Business Development
Margaret M. Taylor	57	Senior Vice President; Human Resources
Glenn L. Criser	50	Senior Vice President; Quality, Regulatory and Clinical Affairs
Robin T. Barney	52	Senior Vice President; World Wide Operations
Sujata T. Dayal	50	Corporate Vice President and Chief Compliance Officer
J. Pat Richardson	53	Vice President and Corporate Controller

Jeffrey R. Binder has been a director and President and Chief Executive Officer since February 2007. Prior to this appointment, Mr. Binder served as Senior Vice President of Diagnostic Operations of Abbott Laboratories from January 2006 to February 2007. Mr. Binder previously served as President of Abbott Spine from June 2003 to January 2006, and as President and Chief Executive Officer of Spinal Concepts from 2000 to June 2003.
Daniel P. Florin has been Senior Vice President and Chief Financial Officer since June 2007. Prior thereto, Mr. Florin served as Vice President and Corporate Controller for Boston Scientific Corporation since 2001. Prior to being appointed as Corporate Controller in 2001, Mr. Florin served in financial leadership positions within Boston Scientific Corporation and its various business units since July 1995.
Adam R. Johnson has been Senior Vice President; President of EBI, LLC since June 2012 and is currently serving as the President of Biomet Microfixation and has been in that role since August 2007. Mr. Johnson served as the Vice President of Global Marketing for Biomet Microfixation from 2006 until his promotion in August 2007. Prior to that Mr. Johnson was the Director of Global Marketing for RTI Biologics.
Jon C. Serbousek has been Senior Vice President; President of Biomet Biologics since March 2013; and prior thereto served as Group President of Biomet Orthopedics from May 2011 to March 2013 and as Senior Vice President; President of Biomet Orthopedics, LLC from March 2008 to May 2011. For the previous eight years, Mr. Serbousek held diverse general management roles with Medtronic in the areas of Spinal Reconstruction, International, New Technology Development and most recently, worldwide Vice-President and General Manager, Biologics.
Bareld J. Doedens has been Senior Vice President; President of Biomet 3i, LLC since February 2013. Prior to that he was Vice President Global CAD/CAM for Sirona Dental Systems from October 2008 to January 2013 and Vice President – Business Development for Sirona Dental Systems from April 2007 through October 2008. Mr. Doedens was the President of EBI, L.P. from 2006 through 2007. He was President of Biomet 3i, Inc. from 1999 through 2005.
Renaat Vermeulen has been Senior Vice President; President of Biomet EMEA since July 2010. Since his arrival at the Company in 1994, Mr. Vermeulen has held many positions of increasing responsibility until his most recent position of Vice President—Sales, Marketing and R&D, Biomet Europe.
Bradley J. Tandy has been Senior Vice President, General Counsel and Secretary since April 2007. Prior thereto, Mr. Tandy served as Senior Vice President, Acting General Counsel and Secretary from January 2007 to April 2007, and Senior Vice President, Acting General Counsel, Secretary and Corporate Compliance Officer from March 2006 to January 2007. Mr. Tandy previously served as Vice President, Assistant General Counsel and Corporate Compliance Officer at Biomet from January 1999 to March 2006.

Daniel P. Hann has been Senior Vice President, Business Development since January 2011. Prior thereto, Mr. Hann served as an independent consultant to Biomet from March 2007 to January 2011. Mr. Hann previously served as Executive Vice President of Administration of Biomet from February 2007 to March 2007, Interim President and Chief Executive Officer of Biomet from March 2006 to February 2007 and as Senior Vice President, General Counsel and Secretary of Biomet from 1989 to March 2006.
Margaret M. Taylor has been Senior Vice President, Human Resources since August 2007. Prior thereto, Ms. Taylor served as Vice President of Human Resources for the Diagnostics Division of Abbott Laboratories from April 2000 to August 2007.
Glenn L. Criser has been Senior Vice President Global Regulatory, Clinical and Quality of Biomet since September, 2012. Prior thereto, he was Senior Vice President of Quality, Regulatory and Division Counsel of Biomet 3i, LLC from May, 2009 to September, 2012. Prior thereto, Mr. Criser served as Vice President and Division Counsel of Biomet 3i, Inc.. from January, 2000 to May, 2009. Prior thereto, he was the General Counsel of Implant Innovations, Inc. from February, 1997 to January, 2000. Prior to working for Biomet and Implant Innovations, Inc., Mr. Criser was a partner with the law firm of Steel, Hector & Davis.
Robin T. Barney has been Senior Vice President, World Wide Operations since September 2008. Prior to joining Biomet in 2007, Ms. Barney served as Vice President, Worldwide Operations of DePuy, a Johnson & Johnson company. Ms. Barney joined Johnson & Johnson in 1992 and held various leadership roles within Operations for their Codman & Shurtleff, DePuy Orthopeadics and DePuy Spine units.
Sujata T. Dayal has been Corporate Vice President and Chief Compliance Officer since February 2009. Prior thereto, Ms. Dayal was a Partner at Karmact, LLC, a regulatory and compliance consulting firm from July 2008 to February 2009. Prior thereto, she was an Ethics and Compliance Officer—Pharmaceutical Products, Abbot Laboratories from September 2003 to May 2008. Ms. Dayal has submitted her resignation of employment from the Company effective November 1, 2013.
J. Pat Richardson has been Vice President and Corporate Controller since October 2012 and has previously held the positions of Vice President – Finance, World Wide Orthopedics Group from July 2011 to October 2012, Vice President – Finance, Financial Planning & Analysis from June 2007 to July 2011 and Vice President – Interim Chief Financial Officer and Treasurer from March 2007 to June 2007. Mr. Richardson has 18 years of financial officer/controller experience and seven years of public accounting and auditing experience. Prior to joining Biomet in March 2007, Mr. Richardson served in financial leadership positions within various Johnson & Johnson business units (Cordis: Vice President, Finance – Cardiology from August 2006 to March 2007 and Group Controller – Cardiology from April 2004 to August 2006; DePuy Orthopaedics: Vice President, Finance – Orthopaedics from June 1997 to April 2004) and held various positions at Ball-Foster Glass Container Co. and was an audit manager at Price Waterhouse.
CORPORATE GOVERNANCE
Director Independence
Each Board consists of ten directors. Pursuant to the LLC Agreement, each of the Sponsors has the right to nominate, and have nominated, two directors to serve on each Board. The Sponsors jointly nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors nominated by each of the Sponsors to be elected to each Board. For more information regarding the rights of the Sponsors to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Operating Agreement of Holding.” Because of these requirements, together with our 100% ownership of Biomet’s common stock, neither we nor Biomet currently has a policy or procedures with respect to shareholder recommendations for nominees to its Board. Each Board currently has two standing committees: the Audit Committee and the Compensation Committee. Each committee of LVB and Biomet must consist of at least two members of its respective Board.
As discussed in “Executive Compensation” below, following the Transactions, Biomet, Inc.’s common stock was no longer listed on the NASDAQ National Market. Moreover, LVB’s common stock is not publicly traded. Though not formally considered by the Boards given that neither our nor Biomet, Inc.’s securities are traded on any national securities exchange, we do not believe that any members of the Audit Committee would meet the independence requirements of Rule 10A-3 of the Exchange Act or the NASDAQ Stock Market LLC (as independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC equity rules) because of their relationships with certain affiliates of the Sponsors which hold significant interests in Holding, which owns 97.12% of our outstanding common stock, and, in the case of Dr. Miller, other relationships with us. See “Certain Relationships and Related Party Transactions” below. Similarly, we do not believe that any of the members of our Compensation Committee would meet the independence requirements of the NASDAQ Stock Market LLC.

Boards’ Leadership Structure
Pursuant to the LLC Agreement, each of the Sponsors has the right to nominate, and have nominated, two directors to serve on each Board. The Sponsors have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Sponsors. For more information regarding the rights of the Sponsors to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Operating Agreement of Holding.” Pursuant to the LLC Agreement, each director has one vote for purposes of any Board of Directors action, and all decisions of the Boards require the approval of a majority of the directors designated by the Sponsors. In addition, the LLC Agreement provides that certain major decisions regarding the Company or Holding require the requisite Sponsor consent. The Sponsors have also caused LVB and Holding to enter into an agreement with Biomet obligating Biomet and LVB to take all actions necessary to give effect to the corporate governance, preemptive rights, transfer restriction and certain other provisions of the LLC Agreement, and prohibiting Biomet and Holding from taking any actions that would be inconsistent with such provisions of the LLC Agreement.
Boards’ Role in Risk Oversight
Risk is inherent with every business. Management is responsible for the day-to-day management of risks the Company faces, while each Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, each Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Boards oversee an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Boards in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
In order to assist the Boards in overseeing the Company’s risk management, the Company uses a process that involves the Boards, senior management and other personnel in an integrated effort to identify, assess, and manage risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks, including financial, operational, business, reputational, governance and managerial risks, and the formulation of plans to manage these risks or mitigate their effects. Senior management attends the quarterly Board of Directors meetings and is available to address any questions or concerns raised by the Boards regarding risk management and any other matters. Additionally, each quarter, the Boards receive presentations from senior management on strategic matters involving our operations.
While the Boards have the ultimate oversight responsibility for the risk management process, various committees of the Boards assist the Boards in fulfilling their oversight responsibilities in certain areas of risk. In particular, the Audit Committee reviews our systems of internal control, our process for monitoring compliance with laws and regulations and our process for monitoring compliance with our Code of Business Conduct and Ethics. The Compensation Committee annually reviews and evaluates cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to our executive officers. The Compensation Committee examines these recommendations in relation to our overall objectives and risk profile.

Board Meetings
During the fiscal year ended May 31, 2013, LVB’s and Biomet’s Board of Directors each held four meetings. All directors, except for Michael Dal Bello and Jeffrey Rhodes, attended at least 75% of the Board of Directors meetings and meetings of the committees of the Board of Directors on which the director served. In light of our status as a privately held company and the absence of a public listing or trading market for our common stock, LVB has not adopted a policy regarding director attendance at annual meetings of stockholders. The Company did not have an annual meeting of stockholders in fiscal year 2013 and our directors were elected through stockholder action taken on written consent effective November 15, 2012.

Audit Committee
LVB and Biomet each have an Audit Committee, which we refer to, collectively or individually as the context requires, as the Audit Committee. The Audit Committee reviews the programs of our internal auditors, the results of their audits, and the adequacy of our system of internal controls and accounting practices. It also reviews the scope of the annual audit by our independent registered public accounting firm before its commencement, reviews the results of the audit and reviews the types of services for which we retain our independent registered public accounting firm. In light of our status as a privately held company and the absence of a public listing or trading market for our common stock, the Boards have not designated any member of the Audit Committee as an “audit committee financial expert.” Based on the Audit Committee’s review and discussions of the audited financial statements with management, its discussions with the independent auditors of the matters required to be discussed by the statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, its review of the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and its discussions with the independent accountant of the independent accountant’s independence, the Audit Committee recommended to the Boards that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013. Our Audit Committee is composed of Max C. Lin, Michael Dal Bello, Dane A. Miller, Ph.D., Andrew Rhee and Jeffrey K. Rhodes. During 2013, LVB’s and Biomet’s respective Audit Committee each held eight meetings. The Audit Committee of LVB has not adopted a charter. The Audit Committee Charter of Biomet is available at: http://biomet.com/corporate/.
Compensation Committee
During the 2013 fiscal year, the Compensation Committee (as defined under “Executive Compensation” below) was responsible for administering the compensation and benefit programs for our team members, including our named executive officers. The Compensation Committee annually reviews and evaluates cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to our executive officers. The Compensation Committee examines these recommendations in relation to our overall objectives and risk profile. Our Compensation Committee is composed of Jonathan J. Coslet, Adrian Jones, Michael Dal Bello and Michael Michelson. During fiscal year 2013, LVB’s and Biomet’s respective Compensation Committee each held 9 meetings. The Compensation Committee of LVB has not adopted a charter. The Compensation Committee Charter of Biomet is available at: http://biomet.com/corporate/.
Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee was composed of Jonathan J. Coslet, Adrian Jones, Michael Dal Bello and Michael Michelson. None of the members of the Compensation Committee have at any time been an officer or employee of the Company or any of its subsidiaries. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Nominating Committee
Pursuant to the LLC Agreement, each of the Sponsors has the right to nominate, and have nominated, two directors to serve on each Board. The Sponsors have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Sponsors. For more information regarding the rights of the Sponsors to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Operating Agreement of Holding.” Because of these requirements, together with our 100% ownership of Biomet’s common stock, neither we nor Biomet currently has a standing Nominating Committee.

Policy Regarding Communications with the Boards
Pursuant to the LLC Agreement, each of the Sponsors has the right to nominate, and have nominated, two directors to serve on each Board. The Sponsors have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Sponsors. For more information regarding the rights of the Sponsors to nominate directors and other related arrangements, see “Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Operating

Agreement of Holding.” Because of these requirements, together with our 100% ownership of Biomet’s common stock, neither we nor Biomet currently provides a process for security holders to send communications to the Boards.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Holding owns 97.04% of the issued and outstanding capital stock of LVB. All equity interests in Holding are owned, directly or indirectly, by the Sponsor Funds and the Co-Investors (each as defined under “Certain Relationships and Related Party Transactions—Amended and Restated Limited Liability Company Operating Agreement of Holding” below).
The following table sets forth information with respect to the ownership of as of October 1, 2013 for (a) each person known by us to own beneficially more than a 5% equity interest in LVB, (b) each member of our board of directors, (c) each of our named executive officers, and (d) all of our executive officers and directors as a group. LVB has 552.4 million shares of common stock outstanding as of October 1, 2013. Share amounts indicated below reflect beneficial ownership of LVB.
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares. Unless otherwise noted, the address of each beneficial owner is c/o Biomet, Inc., 56 East Bell Drive, Warsaw, Indiana 46582.

Name and Address of Beneficial Owner	Beneficial Ownership of LVB Common Shares	Percentage Owned
LVB Acquisition Holding, LLC(1)(2)(3)(4)(5)	536,034,330	97.04%
Jeffrey R. Binder(6)	3,927,500	0.71%
Daniel P. Florin(7)	718,000	0.13%
Adam R. Johnson(8)	192,500	0.03%
Robin T. Barney(9)	653,500	0.12%
Bradley J. Tandy(10)	562,500	0.10%
Maggie Anderson(11)	525,000	0.09%
Jonathan J. Coslet(12)	0	0.00%
Michael Dal Bello(13)	0	0.00%
Adrian Jones(14)	0	0.00%
Max C. Lin(15)	0	0.00%
Chinh E. Chu(13)	0	0.00%
Michael Michelson(15)	0	0.00%
Dane A. Miller(16)	12,000,000	2.17%
Andrew Y. Rhee(14)	0	0.00%
Jeffrey K. Rhodes(12)	0	0.00%
All executive officers and directors as a group (22 persons)(17)	548,905,843	99.37%

(1)	95.93% of the membership units of Holding are held by The Blackstone Funds (as defined below), The Goldman Sachs Group, Inc., KKR Biomet LLC and TPG Funds (as defined below).

(2)
The Blackstone Funds beneficially own 1,308,419.15815 membership units of Holding, including (i) 610,123.16500 membership units of Holding held by Blackstone Capital Partners V, L.P., (ii) 97,734.55100 membership units of Holding held by Blackstone Capital Partners V-AC L.P., (iii) 289,050.00000 membership units of Holding held by BCP V-S L.P., (iv) 13,731.75000 membership units of Holding held by Blackstone Family Investment Partnership V L.P., (v) 21,712.55300 membership units of Holding held by Blackstone Family Investment Partnership V-SMD L.P., (vi) 2,291.27315 membership units of Holding held by Blackstone Participation Partnership V L.P., and (vii) 273,775.86600 membership units of Holding held by BCP V Co-Investors L.P., (collectively, the “Blackstone Funds”).
Blackstone Management Associates V L.L.C is the general partner of each of Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., BCP V-S L.P., and BCP V Co-Investors L.P. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. BCP V Side-By-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership V L.P. and Blackstone Participation Partnership V L.P. Blackstone Family GP L.L.C. is the general partner of Blackstone Family Investment Partnership V-SMD L.P.
Blackstone Holdings III L.P. is the managing member and the owner of a majority in interest of BMA V L.L.C. and the sole member of BCP V Side-By-Side GP L.L.C. Blackstone Holdings III GP L.P is the general partner of Blackstone Holdings III L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the membership units beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such membership units except to the extent of its or his indirect pecuniary interest therein. The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(3)
The Goldman Sachs Group, Inc. beneficially owns 1,308,419.15815 membership units of Holding, including (i) 433,679.15808 membership units of Holding held by GS Capital Partners VI Fund, L.P., (ii) 15,413.18755 membership units of Holding held by GS Capital Partners VI GmbH & Co. KG, (iii) 360,718.75833 membership units of Holding held by GS Capital Partners VI Offshore Fund, L.P., (iv) 119,253.84819 membership units of Holding held by GS Capital Partners VI Parallel, L.P., (v) 61,875.99000 membership units of Holding held by GS LVB Co-Invest, L.P., (vi) 63,137.95000 membership units of Holding held by Goldman Sachs BMET Investors, L.P., (vii) 184,785.45000 membership units of Holding held by Goldman Sachs BMET Investors Offshore Holdings, L.P., (viii) 44,463.81600 membership units of Holding held by GS PEP Bass Holdings, L.L.C., (ix) 6,309.80000 membership units of Holding held by Goldman Sachs Private Equity Partners, 2004-Direct Investment Fund, L.P., (x) 9,013.20000 membership units of Holding held by Goldman Sachs Private Equity Partners, 2005-Direct Investment Fund, L.P., and (xi) 9,768.00000 membership units of Holding held by Goldman Sachs Private Equity Partners IX-Direct Investment Fund, L.P. (collectively, the “GS Entities”) Affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner, managing partner or manager of the GS Entities. Goldman, Sachs & Co. is the investment manager for certain of the GS Entities. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The GS Entities share voting power and dispositive power with respect to the membership units of Holding beneficially owned by them with certain of their respective affiliates. Adrian Jones is a managing director and Andrew Y. Rhee is a vice president of Goldman, Sachs & Co. Each of Mr. Jones, Mr. Rhee and these entities disclaims beneficial ownership of these membership units, except to the extent of their pecuniary interest therein, if any. The address of the GS Entities and The Goldman Sachs Group, Inc. is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.

(4)
KKR Biomet LLC beneficially owns 1,340,085.82482 membership units of Holding. The address of KKR Biomet, LLC is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. KKR Biomet LLC is owned by the following entities (with percentage ownership of KKR Biomet LLC): KKR 2006 Fund L.P. (83.4%) (the “KKR 2006 Fund”), KKR PEI Investments, L.P. (11.3%)(“PEI Investments”), 8 North America Investor L.P. (3.6%)(“8 North America”), OPERF Co-Investment, LLC (0.7%)(“OPERF”), and KKR Partners III, L.P. (1.0%)(“KKR Partners III”).

As the sole general partner of the KKR 2006 Fund and as the manager of OPERF, KKR Associates 2006 L.P. may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such membership units . As the sole general partner of KKR Associates 2006 L.P., KKR 2006 GP LLC may also be deemed to share voting and dispositive power with respect to any membership units beneficially owned by the KKR 2006 Fund and by OPERF but disclaims beneficial ownership of such membership units.

As the sole general partner of PEI Investments, KKR PEI Associates, L.P. may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by PEI Investments but disclaims beneficial ownership of such membership units. As the sole general partner of KKR PEI Associates, L.P., KKR PEI GP Limited may also be deemed to share voting and dispositive power with respect to any membership units beneficially owned by PEI Investments but disclaims beneficial ownership of such membership units.
As the sole general partner of 8 North America, KKR Associates 8 NA L.P. may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by 8 North America but disclaims beneficial ownership of such membership units. As the sole general partner of KKR Associates 8 NA L.P., KKR 8 NA Limited may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by 8 North America but disclaims beneficial ownership of such membership units.
Each of KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC and the sole shareholder of KKR PEI GP Limited and KKR 8 NA Limited); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by the KKR 2006 Fund, OPERF , PEI Investments and 8 North America . KKR Fund Holdings L.P., KKR Fund Holdings GP Limited, KKR Group Holdings L.P., KKR Group Limited, KKR & Co. L.P. and KKR Management LLC disclaim beneficial ownership of such membership units.
As the sole general partner of KKR Partners III, KKR III GP LLC may be deemed to share voting and dispositive power with respect to any membership units beneficially owned by KKR Partners III but disclaims beneficial ownership of such membership units.
As the designated members of KKR Management LLC and the managers of KKR III GP LLC, Henry R. Kravis and George R. Roberts may be deemed to share voting and dispositive power with respect to the membership units beneficially owned by the KKR 2006 Fund, OPERF, 8 North America, PEI Investments and KKR Partners III but disclaim beneficial ownership of such membership units.

(5)
The TPG Funds (as defined below) beneficially own 1,308,419.15815 membership units of Holding, including (i) 50,000.00000 membership units held by TPG Partners IV, L.P., a Delaware limited partnership (“TPG Partners IV”), whose general partner is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (“TPG Holdings”), (ii) 1,015,020.30532 membership units held by TPG Partners V, L.P., a Delaware limited partnership (“TPG Partners V”), whose general partner is TPG GenPar V, L.P., a Delaware limited partnership (“TPG GenPar V”), whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings, (iii) 2,655.60483 membership units held by TPG FOF V-A, L.P., a Delaware limited partnership (“TPG FOF A”), whose general partner is TPG GenPar V, (iv) 2,141.61680 membership units held by TPG FOF V-B, L.P., a Delaware limited partnership (“TPG FOF B”), whose general partner is TPG GenPar V, (v) 235,843.63020 membership units held by TPG LVB Co-Invest LLC, a Delaware limited liability company (“TPG Co-Invest I”), whose managing member is TPG GenPar V, (vi) 2,758.00100 membership units held by TPG LVB Co-Invest II LLC, a Delaware limited liability company (“TPG Co-Invest II” and, together with TPG Partners IV, TPG Partners V, TPG FOF A, TPG FOF B and TPG Co-Invest I, the “TPG Funds”), whose managing member is TPG GenPar V. The general partner of TPG Holdings is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“TPG Advisors”). David Bonderman and James G. Coulter are officers and sole shareholders of TPG Advisors and may therefore be deemed to be the beneficial owners of the membership units held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of TPG Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(6)
LVB common shares shown as beneficially owned by Mr. Binder reflect an aggregate of the following: (i) 147,500 common shares owned outright and (ii) 3,780,000 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.

(7)
LVB common shares shown as beneficially owned by Mr. Florin reflect an aggregate of the following: (i) 60,000 common shares owned outright and (ii) 658,000 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.

(8)
LVB common shares shown as beneficially owned by Mr. Johnson reflect an aggregate of the following: (i) 10,000 common shares owned outright and (ii) 182,500 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.

(9)
LVB common shares shown as beneficially owned by Ms. Barney reflect an aggregate of the following: (i) 55,000 common shares owned outright and (ii) 598,500 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.

(10)
LVB common shares shown as beneficially owned by Mr. Tandy reflect an aggregate of the following: (i) 112,500 common shares owned outright and (ii) 450,00 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.

(11)
LVB common shares shown as beneficially owned by Ms. Anderson reflect an aggregate of the following: (i) 0 common shares owned outright and (ii) 525,00 shares issuable upon exercise of vested options and options that will vest within 60 days of this filing.

(12)
Jonathan J. Coslet is a TPG Partner and Jeffrey K. Rhodes is a TPG Principal. Neither Mr. Coslet or Mr. Rhodes have voting or investment power over and each disclaim beneficial ownership of the membership units held by the TPG Funds and the Parent common shares held by Holding. The address of Messrs. Coslet and Rhodes is c/o TPG Global, LLC is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(13)
Michael Dal Bello and Chinh E. Chu are officers of affiliates of the Blackstone Funds and each such person disclaims beneficial ownership of the membership units held by the Blackstone Funds and the Parent common shares held by Holding. The address of each of Mr. Dal Bello and Mr. Chu is c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154.

(14)
Each of Adrian Jones, managing director, and Andrew Y. Rhee, Vice President, may be deemed to be a beneficial owner of the membership units of Holding held by the GS Entities and the Parent common shares held by Holding due to his status with Goldman, Sachs & Co., and each such person disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest. The address of Mr. Jones and Mr. Rhee is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.

(15)
Michael M. Michelson and Max C. Lin are executives of Kohlberg Kravis Roberts & Co. L.P. Affiliates of Kohlberg Kravis Roberts & Co. L.P. may be deemed to have beneficial ownership of 1,340,085.82482 membership units of Holdings and/or the Parent common shares held by Holding. Messrs. Michelson and Lin disclaim beneficial ownership of such membership units and common shares. The address of Messrs. Michelson and Lin is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(16)	The business address of Dane A. Miller, Ph.D. is 700 Park Avenue, Suite G, Winona Lake, IN 46590.

(17)
Inclusive of 8,908,493 shares issuable upon exercise of vested options and options held by all executive officers and directors as a group that will vest within 60 days of this filing. Also, includes shares owned by The Blackstone Funds, The Goldman Sachs Group, Inc., KKR Biomet LLC and TPG Funds, that may be deemed to be beneficially owned by certain of our directors, see footnotes (2), (3), (4) and (5) above.

EXECUTIVE COMPENSATION
Introduction
Compensation and related matters during the 2013 fiscal year were reviewed and approved by the Compensation Committees of LVB and Biomet which we refer to, collectively or individually as the context requires, as the Compensation Committee.
Compensation Discussion and Analysis
This section includes information regarding, among other things, the overall objectives of our compensation programs and each element of compensation that we provided, in each case with respect to the 2013 fiscal year. The goal of this section is to provide a summary of our executive compensation practices and the decisions that we made during this period concerning the compensation package payable to our executive officers, including the five executives in the Summary Compensation Table. Each of the executives listed in the Summary Compensation Table is referred to herein as a “named executive officer.” This “Executive Compensation” should be read in conjunction with the detailed tables and narrative descriptions under “Executive Compensation Tables” below.

Compensation Methodology
During the 2013 fiscal year, the Compensation Committee was responsible for administering the compensation and benefit programs for our senior management team, including our named executive officers. The Compensation Committee annually reviews and evaluates cash compensation and equity award recommendations for our executive officers along with the rationale for such recommendations, as well as summary information regarding the aggregate compensation provided to our executive officers. The Compensation Committee examines these recommendations in relation to our overall objectives and risk profile. Our President and Chief Executive Officer was not a member of the Compensation Committee during the 2013 fiscal year and did not participate in the decisions as to his compensation package.
The most significant development in our executive compensation philosophy following the consummation of the Transactions, including during the 2013 fiscal year, has been a greater emphasis on correlating compensation to long-term equity growth. The Compensation Committee has provided significant equity investment opportunities in LVB tied to financial objectives through (1) offering certain of our employees one-time opportunities to purchase shares of LVB at a purchase price equal to the higher of fair market value and $10.00 per share (subject to the employee’s execution of a Management Stockholders’ Agreement, as described below under “The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units”), (2) granting of options to purchase shares of LVB, and modifying the structure of non-equity awards to provide greater incentives for management performance and (3) granting of restricted stock units of LVB. The philosophy and target levels of each of the other compensation elements, including base salary, perquisites, health and welfare and retirement benefits during the 2013 fiscal year have largely continued to correspond to the levels of such awards, for periods prior to the Transactions. The Compensation Committee’s decisions for the 2013 fiscal year, specifically with respect to base salary and total cash compensation for the Chief Executive Officer and his reports, including the other named executive officers, were made after considering (i) input from the Sponsors on their general experience with current compensation practices with their respective portfolio companies of similar size, (ii) with respect to setting base salary baseline amounts and total cash compensation, by reference to two major executive compensation surveys, the Towers Watson 2012 Pharmaceutical and Health Sciences Compensation Survey (the “Towers Watson Survey”) and the Strategic Industry Reward Solutions (SIRS®) 2012 Benchmark Survey for Life Sciences (the “SIRS Survey” and, together with the Towers Watson Survey, the “Compensation Surveys”), and (iii) with respect to general merit increases of base salary amounts from fiscal year 2012 amounts, by reference to general, broad-based market data for merit increases, including the Towers Watson Salary Budget Planning Survey Report, Mercer Global Compensation Planning Report, WorldatWork Salary Budget Survey, Compdata Surveys Midwest Manufacturing & Distribution Survey, Radford Global Life Sciences Survey and Culpepper Life Sciences Compensation Survey.
Executive Compensation Philosophy and Objectives
Our executive compensation practices are affected by the highly competitive nature of the orthopedics industry and the location of our executive offices in Warsaw, Indiana. The fact that a number of the leading orthopedic manufacturers in the world have significant operations in and around Warsaw, Indiana means that there are continuing opportunities for experienced orthopedic executives who reside in this area. On the other hand, the fact that Warsaw, Indiana, is a small town in a predominantly rural area can present challenges to attracting executive talent from other industries and parts of the country.
Our executive compensation policies and practices during the 2013 fiscal year reflected the compensation philosophies of our founders and were designed to help achieve the superior performance of our executive officers and management team by accomplishing the following goals:

•	attracting, retaining and rewarding highly qualified and productive persons;

•	relating compensation to company, business unit and individual performance;

•	encouraging strong performance without incentivizing inappropriate or excessive risk-taking;

•	establishing compensation levels that are internally equitable and externally competitive; and

•	encouraging an ownership interest and instilling a sense of pride in Biomet.

This compensation methodology was based upon one of our founding philosophies: equity incentives in the form of stock options and RSUs are an excellent motivation for all team members, including executive officers, and serve to align the interests of team members, management and our equity investors.
Based on these objectives, the compensation package of our executive officers during the 2013 fiscal year was intended to meet each of the following three criteria: (1) market levels competitive with companies of similar size and performance to us; (2) performance based, “at risk” pay that is based on both short and long-term goals; and (3) incentives that are structured to create alignment between our equity investors and executives.
The Elements of Biomet’s Compensation Program
As a result of our compensation philosophies and objectives, the compensation package of our executive officers during the 2013 fiscal year consisted of five primary elements: (1) base salary, (2) non-equity incentive plan awards, (3) stock options and restricted stock units, (4) participation in employee benefit plans, and (5) deferred compensation elections. Consistent with prior fiscal years, our practice during the 2013 fiscal year was to provide total cash compensation (consisting of base salary plus annual cash incentive awards) at amounts we believed to be generally comparable with, or average to, the amounts paid to executives with companies of similar size and performance to us, in each case with responsibilities similar to the responsibilities of our executives.
Beginning in fiscal year 2013, in an effort to provide competitive, fair and equitable compensation, base salary and total cash compensation opportunities for our executive officers are benchmarked on an annual basis. In establishing target compensation opportunities for our executive officers for fiscal year 2013, the Compensation Committee used market data for hundreds of companies that participated in the Compensation Surveys. The data was then size-adjusted to reflect our annual revenues. The Compensation Committee generally targets base salary and total cash compensation relative to a range around the 50th percentile of the competitive market data (the “Target Range”). We used the Target Range, plus or minus 20% of the midpoint, as a goal for assessing the pay for each executive officer, including the named executive officers, for fiscal year 2013. The Compensation Surveys indicated that for fiscal year 2013, the base salary and target total cash compensation for each of the applicable named executive officers was within the Target Range, except for Ms. Anderson, who was at 138% of the Target Range and Ms. Barney, who was slightly above the Target Range.

Base Salary. The Compensation Committee reviewed our performance, the executive officers’ performance, our future objectives and challenges and the current competitive environment and set the base salary for each executive officer at the beginning of the fiscal year. Mr. Binder’s base salary for fiscal year 2013 increased consistent with the Corporate merit increase as determined by the Compensation Committee. The Chief Executive Officer was given relatively broad latitude by the Compensation Committee to adjust the merit increase percentage upward or downward for his direct reports, subject to Compensation Committee approval, on the basis of Mr. Binder’s assessment of job performance for the preceding fiscal year. All named executive officer merit increases were consistent with the merit increases awarded to their respective SBUs that were determined by Mr. Binder and approved by the Compensation Committee. Mr. Johnson received a pay increase of 22.7% in connection with a promotion during fiscal year 2013. The increase was calculated using a quantitative analysis of market data for orthopedic medical device (SIRS®) and global top executive markets (Towers Watson).
Non-equity Incentive Plan. Annual cash incentive awards to our named executive officers for the 2013 fiscal year were paid under the terms of a non-equity incentive plan approved by our Compensation Committee following consummation of the Transactions. The principal objective sought to be achieved by our non-equity incentive plan is to align awards with predetermined objectives and thereby improve performance in specific areas. Payments under the plan are calculated based upon a target percentage of the executive’s base salary determined by position at the Company. Potential payments under the non-equity incentive plan for the 2013 fiscal year could have ranged from 0% to 200% of each named executive officer’s base salary based on corporate and business unit performance with Mr. Binder’s target bonus set at 110% of base salary and the target bonus of each of the other named executive officers set at a range of 60% to 80% of base salary.
For fiscal year 2013, the Compensation Committee chose corporate and business unit incentive metrics that it considered important valuation metrics that would effectively measure our performance. Corporate and business unit criteria for the 2013 fiscal year consisted of (i) adjusted EBITDA, (ii) net sales and (iii) free cash flow as a percentage of net sales (“FCF/Net Sales %”). For these purposes, adjusted EBITDA is defined as operating income, as reported before special items from operations and depreciation and amortization from operations.

Company Free Cash Flow was originally defined as cash flow from operations less capital expenditures. In the meeting of the Compensation Committee to approve calculated bonus payouts, the Committee noted that the payout for this metric was significantly higher than the budget plan due to the benefits of the refinancing activities executed by the Company during the fiscal year. The Committee used its discretion to adjust the bonus design to change the Company Free Cash Flow metric to reflect unlevered free cash flow performance defined as cash flow from operations, less capital expenditures, plus cash paid interest. In addition, the Committee determined that the actual performance on this metric should be adjusted further to reduce the results for the cash paid income tax benefit related to the restructuring activities and the timing benefit realized from not settling an outstanding legal matter.

All adjustments are reviewed and approved by the Compensation Committee. See table below for additional definitions.

The Compensation Committee also established the weighting for each financial metric and approved a grid for each metric to determine the percentage of the target bonus that would be paid in respect of such metric (“percentage payout”) based upon the percentage of target performance actually achieved. Target performance goals for each financial metric were generally established consistent with the Company’s operating plan for fiscal year 2013.
The following table details the percentage payouts by bonus metric:

Bonus Pay out Percentages (1)
(percentage of business plan target)	0%	200%
Jeffrey R. Binder
Daniel P. Florin
Robin T. Barney
Bradley J. Tandy
Company Adjusted EBITDA	below 95%	107.5% or greater
Company Sales	below 95%	107.5% or greater
Company FCF/Company Sales	below 95%	107.5% or greater
Adam R. Johnson
Company Adjusted EBITDA	below 95%	107.5% or greater
Spine & Bone Healing Adjusted EBITDA	below 90%	110.0% or greater
Spine & Bone Healing Sales	below 95%	107.5% or greater
Spine & Bone Healing FCF/Spine & Bone Healing Sales	below 90%	120.0% or greater
Microfixation Adjusted EBITDA	below 90%	120.0% or greater
Microfixation Sales	below 90%	120.0% or greater
Microfixation FCF/Microfixation Sales	below 90%	130.0% or greater
Maggie Anderson(2)
Company Adjusted EBITDA	below 95%	107.5% or greater
Dental Adjusted EBITDA	below 90%	110.0% or greater
Dental Sales	below 95%	107.5% or greater
Dental FCF/Dental Sales	below 90%	120.0% or greater

(1)
The payments are calculated based on straight line interpolation from (a) 0%, for performance below the threshold set forth in the 0% bonus payout percentage column above, to 100%, for achievement of 100% of the applicable performance metric, and (b) 100% to 200%, for performance at or above the threshold set forth in the 200% bonus payout percentage column above.

(2)	Ms. Anderson’s employment was terminated on March 1, 2013, pursuant to her separation agreement dated October 29, 2012.

The Compensation Committee established different weightings for corporate and business unit performance for each named executive officer in recognition of his or her role in driving the Company’s overall performance. The Compensation Committee also retained the authority to reduce or award an additional bonus amount at its discretion (a “leadership/discretionary” award). None of the named executive officers this year received a leadership discretionary award in fiscal year 2013.

The following chart shows the financial metrics and their weighting, targets, actual performance against the targets and resulting payout percentage for each of the Company and business unit performance goals discussed above:

(in millions, except percentages)	Target Performance(1)	Actual Performance(1)		Financial Metrics Payout
Jeffrey R. Binder
Daniel P. Florin
Robin T. Barney
Bradley J. Tandy
Company Adjusted EBITDA (50%)	$1,071.8	$1,087.7	(2)	59.89%
Company Sales (25%)	$3,041.1	$3,048.2		25.58%
Company FCF/Company Sales (25%)	20.3%	20.6%	(3)	29.41%
Board Discretion(4)				4.31%
Total (taking into account weighting)				119.19%
Adam R. Johnson
Company Adjusted EBITDA (25%)	$1,071.8	$1,087.7	(2)	29.95%
Spine & Bone Healing Adjusted EBITDA (12.5%)	$54.1	$55.5		15.70%
Spine & Bone Healing Sales (12.5%)	$261.6	$258.4		10.97%
Spine & Bone Healing FCF/Spine & Bone Healing Sales (12.5%)	13.7%	12.3%	(3)	15.57%
Microfixation Adjusted EBITDA (12.5%)	$98.2	$102.8		14.40%
Microfixation Sales (12.5%)	$31.9	$34.3		13.69%
Microfixation FCF/Microfixation Sales (12.5%)	27.5%	25.6%	(3)	11.09%
Total (taking into account weighting)				111.37%
Maggie Anderson
Company Adjusted EBITDA (25%)	$1,071.8	$1,087.7	(2)	29.95%
Dental Adjusted EBITDA (25%)	$56.9	$55.6	(5)	19.43%
Dental Sales (25%)	$271.7	$271.3	(5)	24.65%
Dental FCF/Dental Sales (25%)	18.7%	20.5%	(3)	29.95%
Board Discretion(4)				-3.98%
Total (taking into account weighting)				100.00%

(1)	All dollar targets and actual performance at budget foreign exchange rates except actual Company adjusted EBITDA.

(2)	Includes a reduction of $3.0 million due to foreign currency exchange benefits and discretionary increase of $5.9 million for direct to consumer national advertising campaign approved by the Board.

(3)
Free Cash Flow represents adjusted EBITDA at budget foreign currency rates less capital expenditures at budget foreign currency rates plus or minus the change in working capital at budget foreign currency rates.

(4)
Represents discretionary adjustments made by the Compensation Committee based on individual business unit performance. Corresponding decreases were made in other areas to maintain total payout pool at calculated value.

(5)	Includes increase of $12.7 million to sales and $3.8 million to adjusted EBITDA to adjust for significant market declines experienced in global dental market.

The following chart shows the weighting assigned to the various corporate and business unit performance goals discussed above as percentage of base salary for each named executive officer:

	Jeffrey R. Binder		Daniel P. Florin Robin T. Barney		Adam R. Johnson Maggie Anderson		Bradley J. Tandy
Goals	Target	Max	Target	Max	Target	Max	Target	Max
Company Financials	110%	200%	80%	200%	20%	50%	60%	200%
Business Unit Financials	—	—	—	—	60%	150%	—	—
TOTAL	110%	200%	80%	200%	80%	200%	60%	200%

The chart below includes information about the named executive officers’ 2013 fiscal year non-equity incentive plan target and maximum award opportunities and actual payouts including as a percentage of base salary.

	Non-Equity Incentive Plan Target		Non-Equity Incentive Plan Maximum		Non-Equity Incentive Plan Payout (Paid in July 2013)
	% of Base Salary	Amounts ($)	% of Base Salary	Amounts ($)	% of Base Salary	Amount ($)
Jeffrey R. Binder	110%	$840,371	200%	$1,527,948	131%	$1,000,000
Daniel P. Florin	80%	359,801	200%	899,502	92%	413,366
Adam R. Johnson	80%	240,138	200%	600,346	86%	259,297
Robin T. Barney	80%	273,127	200%	682,818	92%	313,789
Bradley J. Tandy	60%	254,176	200%	847,252	69%	292,016
Maggie Anderson	80%	316,745	200%	791,862	80%	316,744

The Compensation Committee and management believe that the metrics for the non-equity incentive plan align well with our objective of relating compensation to company, business unit and individual performance.
Stock Options and Restricted Stock Units. In 2007, the Board of Directors of LVB adopted the LVB Acquisition, Inc. 2007 Management Equity Incentive Plan (as amended the “2007 LVB Plan”), which provides for the grant of non-qualified stock options to purchase shares of common stock of LVB (the “LVB Options”) to our and our affiliates’ key employees, directors, service providers and consultants. Generally 75% of the LVB Options granted to employees vest based on continued employment and 25% vest based on the achievement of annual adjusted EBITDA-performance criteria established by the Compensation Committee. We have also granted LVB Options to certain of our distributors, which are eligible to vest based on the achievement of specified sales targets.
Upon termination of a participant’s employment, the 2007 LVB Plan provides that any unvested portion of a participant’s LVB Award will be forfeited, and that the vested portion of his or her LVB Award will expire on the earliest of (1) the date the participant’s employment is terminated for cause, (2) 30 days following the date the participant resigns without good reason, (3) 90 days after the date the participant’s employment is terminated either by us for any reason other than cause, death or disability, or by the participant with good reason, (4) one year after the date the participant’s employment is terminated by reason of death or disability or (5) the tenth anniversary of the grant date of the LVB Award. In no event will any option remain outstanding after the tenth anniversary of the original grant date of such option.
Prior to receiving shares of LVB’s common stock, participants must execute a Management Stockholders’ Agreement, which provides that the shares are subject to certain transfer restrictions, put and call rights, and tag-along and drag-along rights (and, with respect to certain senior members of management, limited registration and preemptive rights).
The Compensation Committee is responsible for administering the 2007 LVB Plan and authorizing the grant of LVB Awards pursuant thereto, and may amend the 2007 LVB Plan (and any LVB Awards) at any time. LVB Awards may not be granted under the 2007 LVB Plan on or after November 16, 2017. When the 2007 LVB Plan became effective, there were 37,520,000 shares of LVB common stock reserved for issuance in connection with LVB Awards to be granted thereunder. Effective December 31, 2010, the 2007 LVB Plan was amended to increase the authorized share pool by 1,000,000 shares. As of May 31, 2013, there were 2,552,711 shares available for issuance under the 2007 LVB Plan.
We do not have a regular program of annual equity grants. The Compensation Committee makes awards to team members in its discretion as it deems necessary or appropriate. While the Company has historically granted stock options as its equity incentives, the Board of Directors and stockholders of LVB adopted and approved a Restricted Stock Unit Plan effective February 10, 2011, for executives and other key team members (the “Prior RSU Plan”). In consultation with management, the Compensation Committee determined that such a plan would provide a valuable retention tool in the context of challenging market conditions and the resulting decrease in value of previously granted stock options, while at the same time continuing to align the interests of management and stockholders. In deciding to expand its equity incentives to include restricted stock units (“RSUs”), the Compensation Committee also noted the market trend toward RSUs in light of its need to continue to attract and retain talented people from competitors. Following the expiration of the tender offer with respect to the restricted stock units described below, the Board of Directors of LVB adopted and approved the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan (the “New RSU Plan” and, together with the Prior RSU Plan, the “RSU Plans”). The new restricted stock units issued pursuant to the tender offer were issued under the New RSU Plan. All of the outstanding restricted stock units issued under the Prior RSU Plan were tendered for exchange pursuant to the tender offer and no restricted stock units issued under the Prior RSU Plan remain outstanding. The aggregate number of shares available for issuance pursuant to the terms of the New RSU Plan is 14,000,000, up to 10,000,000 of which may be time-based restricted stock units and up to 4,000,000 of which may be performance-based restricted stock units. As of May 31, 2013, there were 946,500 shares available for issuance under the New RSU Plan, subject to adjustment as described in the New RSU Plan. Under the terms of the plan, the Compensation Committee may grant participants RSUs, each of which represents the right to receive one share of common stock, subject to certain vesting restrictions and risk of forfeiture. The restricted stock units vest under certain time-vesting and liquidity event conditions.
The number of RSUs granted to the Chief Executive Officer was determined by the Compensation Committee, which based its determination on the size of the available pool of RSUs and the retention benefit of the award amount. With respect to the other named executive officers and other recipients, the Compensation Committee delegated to the Chief Executive Officer broad latitude to determine the number of RSUs to be granted to such individuals, subject to the final review and approval by the Compensation Committee. The Chief Executive Officer, in consultation with the Senior Vice President—Human Resources, made his determination of the number of RSUs granted to the other named executive officers based on the size of the available pool of RSUs and several subjective factors, including level of responsibility, job performance, importance to the future success of the Company and retention risk.
On July 2, 2012, LVB launched a tender offer to eligible employees to exchange all of the stock options and restricted stock units held by such employees for new stock options and restricted stock units. Following the expiration of the tender offer on July 30, 2012, LVB accepted for exchange eligible options to purchase an aggregate of 29,821,500 shares of common stock of LVB and eligible restricted stock units underlying an aggregate of 3,665,000 shares of common stock of LVB. In accordance with the terms and conditions of the tender offer, on July 31, 2012, LVB granted 29,821,500 new options and 10,795,000 new restricted stock units in exchange for the cancellation of such tendered options and restricted stock units.
The objective of the tender offer was to provide employees who elected to participate with new options and new restricted stock units, the terms of which preserve the original incentive effect of our equity incentive programs in light of market and industry-wide economic conditions. The terms of the new stock options differed in respect to the tendered options principally with respect to:

•	Exercise Price—The exercise price for the new stock options was lowered to the current fair value on the grant date of $7.88 per share.

•
Vesting Periods—All prior options that were vested as of the completion date of the tender offer remained vested. All time-vesting options which were unvested as of the completion date of the tender offer continue to vest on the same schedule on which they were originally granted. All unvested replacement extended time vesting options and modified performance options will vest on a schedule which is generally two years longer than the original vesting schedule, but in no case will the vesting schedule be extended past 2017.

•
Performance Vesting Threshold—The new modified performance options will vest over the new vesting period if, as of the end of the Company’s most recent fiscal year ending on or prior to such vesting date, Biomet has achieved the adjusted EBITDA target for such fiscal year determined by the Compensation Committee of the Board of Directors of the Company on or before the ninetieth (90th) day of such fiscal year and consistent with the Company’s business plan. The adjusted EBITDA target for fiscal year 2013 was $1,071.7 million. As the actual adjusted EBITDA was $1,087.7 million, the target was achieved.

The terms of the new restricted stock units are different from the tendered restricted stock units with respect to the vesting schedule, performance conditions and settlement. The new restricted stock units were granted subject to either a time-based vesting or a performance-based vesting requirement. Unlike the exchanged restricted stock units, the new restricted stock units will not vest in full on May 31, 2016 regardless of satisfaction of the vesting conditions. In addition, following the termination of employment with the Company, new restricted stock units, whether vested or unvested, will be forfeited if such employee provides services to any of our competitors. In addition, participants holding new restricted stock units will also receive new awards called management dividend awards representing the right to receive a cash payment. Management dividend awards vest on a one-to-one basis with each new time-based restricted stock unit. Vested management dividend awards will be paid by cash distributions promptly following each anniversary of the grant date until the earlier of an initial public offering of the Company or the fifth anniversary of the grant date, subject to withholding taxes. Upon termination of employment for any reason, management dividend awards will be forfeited. The new restricted stock units will be granted under LVB’s 2012 Restricted Stock Unit Plan, which was adopted by LVB on July 31, 2012. The maximum number of shares of common stock, par value $0.01 per share, that may be issued under the 2012 Restricted Stock Unit Plan is 14,000,000, subject to adjustment as described in the Plan.
On March 27, 2013, the Compensation Committee of LVB adopted and approved an amendment to the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan (the “Amendment”). The Amendment permits certain participants in the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan to be eligible to elect to receive a cash award with respect to certain of their vested time-based restricted stock units subject to certain conditions, including the satisfaction of certain Company performance thresholds with respect to adjusted EBITDA and unlevered free cash flow. For the initial election period beginning on the second business day following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending May 31, 2013 and subsequent annual election periods occurring thereafter, eligible participants will be able to elect to receive a cash award with respect to up to an aggregate of 40% and 35%, respectively, of their vested time-based restricted stock units subject to the satisfaction of the applicable EBITDA and unlevered free cash flow, determined as follows:

Performance Threshold: Target EBITDA
Percent Achievement of Target EBITDA	<97.5%	97.5%	100%	102.5%+
EBITDA Eligible Percentage (Fiscal Year 2013)	0.0%	22.5%	26.25%	30%
EBITDA Eligible Percentage (Fiscal Years Following Fiscal Year 2013)	0.0%	18.75%	22.5%	26.25%
Note: Results between 97.5% - 100% and 100% - 102.5% will be calculated on the basis of straight-line interpolation.

Performance Threshold: Target Unlevered Free Cash Flow
Percent Achievement of Target Unlevered Free Cash Flow	<90.0%	90%	100%	110%+
uFCF Eligible Percentage (Fiscal Year 2013)	0.0%	7.5%	8.75%	10%
uFCF Eligible Percentage (Fiscal Years Following Fiscal Year 2013)	0.0%	6.25%	7.5%	8.75%
Note: Results between 90% - 100% and 100% - 110% will be calculated on the basis of straight-line interpolation.

To the extent the Company performance conditions have been satisfied for the applicable fiscal year, eligible participants will be entitled to elect to receive a cash award based on the fair market value of the LVB’s common stock on the first day of the applicable election period, payable in three installments over a two-year period, with respect to their vested time-based restricted stock units and such vested time-based restricted stock units will be forfeited upon such election. Payment of the cash award is subject to the participants’ continued employment through the payment date (other than with respect to a termination by the Company without cause).

Retirement Plans. During the 2013 fiscal year our executive officers in the U.S. were eligible to participate in our 401(k) plan (the “401(k) Plan”). Each year we, in our sole discretion, may match 100% of each team member’s contributions, up to a maximum amount equal to 6% of the team member’s annual cash compensation. All contributions to the 401(k) Plan are allocated to accounts maintained on behalf of each participating team member and, to the extent vested, are available for distribution to the team member or beneficiary upon retirement, death, disability or termination of service.
During the 2013 fiscal year our European executive officers in certain countries were eligible to participate in a defined contribution plan. Each year we contribute a percentage of employees’ pensionable salaries based on their age at January 1st.
We do not sponsor or maintain any pension plans applicable to our named executive officers.

Deferred Compensation. We maintain the Biomet Deferred Compensation Plan (the “Deferred Compensation Plan”), a non-qualified deferred compensation plan, which is available for our senior management. The Deferred Compensation Plan allows eligible participants to defer pre-tax compensation to reduce current tax liability and assist those team members in their planning for retirement and other long-term savings goals in a tax effective manner. We do not make any contributions to the Deferred Compensation Plan. Under the Deferred Compensation Plan, eligible participants may defer up to 100% of their base salary and annual cash incentive award. Participants receive scheduled distributions from the Deferred Compensation Plan, which are treated as ordinary income subject to federal and state income taxation at the time of distribution. Except in circumstances of hardship, unscheduled withdrawals are not permitted. Amounts contributed to the Deferred Compensation Plan are at the participant’s election and are treated as “deemed investments,” which means that the participants have no ownership interest in the investment alternative selected. The participants’ deferrals and any notional investment gains thereon are reflected on our financial statements and are part of our unsecured general assets. The Deferred Compensation Plan is an unfunded “future promise to pay” by us. Neither Biomet nor the Deferred Compensation Plan record keeper provides any guarantee of investment return. We do not pay above-market interest rates on deferred amounts of compensation. One of our named executive officers participates in the current Deferred Compensation Plan.
Perquisites. We believe that our approach to perquisites has historically been, and continues to be, generally comparable to other companies in our “informal peer group.” Our “informal peer group” includes the Sponsors’ respective portfolio companies of similar size and other companies in the orthopedics industry, including Zimmer Holdings, Inc., Stryker Corp. and Medtronic, Inc. We use this group as an anecdotal tool and not for purposes of quantitative benchmarking. Our President and Chief Executive Officer and other named executive officers generally have been permitted, when practical and consistent with historical practice, to use company aircraft for business and personal travel for security reasons. On a case by case basis, we have historically reimbursed certain executives for social club dues, offered to provide a travel allowance in connection with Biomet related travel, and offered to provide relocation assistance to certain members of our senior management team who relocate their principal residence at our request. For example, we have historically, at times, provided reimbursement of moving expenses and protection against a loss on the sale of the executive’s home.
Health and Welfare Benefits. Named executive officers have historically received similar benefits to those provided to all other salaried U.S. employees, such as medical, dental, vision, life insurance and disability coverage.
Employment Agreements. We have entered into employment agreements with each of our named executive officers to help ensure the retention of those executives critical to our future success. These agreements contain severance and change in control provisions which provide for potential future compensation depending on the circumstances of their departure from Biomet. Employment agreement summaries for each named executive officer are included below.
Policy with Respect to Deductibility of Compensation over $1 Million. Section 162(m) of the Code generally limits to $1.0 million the tax deductibility of annual compensation paid by publicly held corporations (as defined in the Code) to certain executives. However, performance based compensation can be excluded from this limit if it meets certain requirements. Prior to the Transactions, Biomet’s Compensation Committee’s policy was historically to consider the impact of Section 162(m) in establishing compensation for our senior executives. However, the committee historically retained the discretion to establish compensation, even if such compensation was not deductible under Section 162(m), if, in the committee’s judgment, such compensation was in our best interest and was reasonably expected to increase shareholder value. Following the Transactions and through the 2012 fiscal year, because we were not a publicly held corporation (as defined in the Code) with publicly held equity, the restrictions of Section 162(m) have not applied to us. During fiscal year 2012, LVB filed a registration statement on Form 10 pursuant to Section 12(g) of the Securities Exchange Act of 1934 because there were more than 500 holders of stock options representing the right to acquire shares of LVB common stock, par value $0.01 per share, as of the end of LVB’s fiscal year ended May 31, 2011, which means that LVB is now a publicly held corporation for purposes of Section 162(m) of the Code. The Compensation Committee will therefore consider the impact of Section 162(m) of the Internal Revenue Code in the design of its compensation strategies going forward. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if we believe such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Compensation Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders. Other than with respect to the grandfather period for existing performance based compensation arrangements, until such time as the Compensation Committee or a designated subcommittee is comprised of a majority of outside directors (as defined in the Code), we will not be able to qualify for the exclusions of performance based compensation from the $1 million limit.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement.
Compensation Committee
Jonathan J. Coslet
Adrian Jones
Michael Dal Bello
Michael Michelson
Executive Compensation Tables
Summary Compensation Table
The following narrative, tables and footnotes describe the “total compensation” earned during the 2011, 2012 and 2013 fiscal years (as applicable) by our named executive officers. The total compensation presented below does not reflect the actual compensation received by our named executive officers or the target compensation of our named executive officers during the 2011, 2012 and 2013 fiscal years.
The individual components of the total compensation calculation reflected in the Summary Compensation Table with respect to fiscal 2013 are broken out below:
Salary. Base salary earned during the 2013 fiscal year. Refer to “The Elements of Biomet’s Compensation Program—Base Salary” above for further information concerning this element of our compensation program.
Equity-Based Awards. The awards disclosed under the heading “Stock Awards” consist of restricted stock units granted under the RSU Plans and the awards disclosed under the heading “Option Awards” consist of grants of stock options awarded under the 2007 LVB Plan. For further information about our equity-based award programs, refer to “The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units” above. In addition, details about equity-based awards made during the 2013 fiscal year are included in the Grants of Plan-Based Awards Table below. The dollar amounts for the awards in the Summary Compensation Table below reflect the grant date fair value of award grants made in the fiscal year. The increase in the value of equity awards in fiscal year 2013 was related to the modification described above. A description of the valuation methodology for our restricted stock units and stock options is included in Note 12, Share-based Compensation and Stock Plans, to our consolidated financial statements for each of the three years in the period ended May 31, 2013 contained in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2013. The recognized compensation expense of the equity-based awards for financial reporting purposes will likely vary from the actual amount ultimately realized by the named executive officer based on a number of factors. The factors include our actual operating performance, common share price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.
Non-equity Incentive Plan Compensation. Our named executive officers earned annual cash incentive awards for the 2013 fiscal year. Refer to “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan” above for further information concerning this element of our compensation program.
All Other Compensation. The amounts included under the “All Other Compensation” heading represent the sum of: (1) certain perquisites and other personal benefits; (2) Biomet-paid contributions to defined contribution and other retirement plans; (3) Biomet-paid insurance premiums; (4) certain tax reimbursements made by us; and (5) certain other amounts more fully described in footnote (2) to the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Jeffrey R. Binder	2013	$763,974	$13,564,000	$4,441,500	$1,000,000	$845,616	$20,615,090
President and Chief Executive Officer	2012	717,036	—	—	687,982	689,205	2,094,223
	2011	717,036	8,500,000	—	416,310	393,875	10,027,221
Daniel P. Florin	2013	449,751	2,702,200	793,763	413,366	87,051	4,446,131
Senior Vice President and Chief Financial Officer	2012	422,118	—	—	337,695	65,876	825,689
	2011	422,118	1,750,000	—	208,054	33,216	2,413,388
Adam R. Johnson Senior Vice President, President of EBI, LLC and Biomet Microfixation, LLC	2013	300,173	2,186,800	480,063	259,297	216,934	3,443,267
Robin T. Barney	2013	341,409	1,673,200	703,238	313,789	68,747	3,100,383
Senior Vice President, World Wide Operations	2012	315,433	—	—	267,933	53,576	636,942
Bradley J. Tandy	2013	423,626	1,579,200	528,750	292,016	67,291	2,890,883
Senior Vice President; General Counsel and Secretary	2012	396,733	—	—	238,040	51,395	686,168
Maggie Anderson(3)	2013	317,516	1,709,600	798,750	316,744	147,457	3,290,067
Senior Vice President and President, Biomet 3i	2012	386,275	—	—	88,169	39,764	514,208
	2011	386,275	1,600,000	—	291,251	4,074	2,281,600

(1)
For each named executive officer listed in the Summary Compensation Table above, the Stock Award’s and Option Award’s value reflects the grant date fair value of grants made in the fiscal year or awards granted in connection with the exchange offer completed in July 2012.

(2)
The table below presents an itemized account of “All Other Compensation” provided during the 2011, 2012 and 2013 fiscal years (as applicable). For each named executive officer listed below, the sum of the amounts listed in the columns in the table below reflects the total value included under the “All Other Compensation” heading in the table above.

(3)	Ms. Anderson’s employment was terminated on March 1, 2013, pursuant to her separation agreement dated October 29, 2012.

	Year	Life Insurance Premiums ($)	Retirement Plan Contributions ($)	Travel Allowance ($)(1)	Personal Use of Company Aircraft ($)(2)	Other ($)		Total ($)
Jeffrey R. Binder	2013	$288	$15,300	$13,500	$534,528	$282,000	(a)	$845,616
	2012	176	13,200	13,000	474,829	188,000	(b)	689,205
	2011	63	14,700	13,000	366,112	—		393,875
Daniel P. Florin	2013	288	16,263	13,500	—	57,000	(a)	87,051
	2012	176	14,700	13,000	—	38,000	(b)	65,876
	2011	63	14,033	13,000	6,120	—		33,216
Adam R. Johnson	2013	288	12,590	13,500	—	190,556	(a)(c)	216,934
Robin T. Barney	2013	288	15,959	13,500		39,000	(a)	68,747
	2012	176	14,400	13,000	—	26,000	(b)	53,576
Bradley J. Tandy	2013	288	14,946	13,500	4,057	34,500	(a)	67,291
	2012	176	15,219	13,000	—	23,000	(b)	51,395
Maggie Anderson	2013	288	10,116	—	—	137,053	(d)	147,457
	2012	176	11,588	—	—	28,000	(b)	39,764
	2011	63	4,011	—	—	—		4,074

(1)	Represents the cost to us of providing a car allowance to Messrs. Binder, Florin, Johnson and Tandy and Ms. Barney.

(2)
Represents our incremental costs incurred for personal use of our aircraft. This amount is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time used for an empty return flight. Variable operating costs are based on industry standard rates of our variable operating costs, including fuel and oil costs, maintenance and repairs, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our named executive officers on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our named executive officers any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

Pursuant to the employment agreement between us and Mr. Binder, dated June 11, 2008, amended and restated, January 14, 2013, we agreed to arrange, at our expense, for Mr. Binder to fly once per week to and from Mr. Binder’s Texas home and our headquarters or such other location as may be reasonably specified by us during the term of the employment agreement. We will not provide Mr. Binder with a “gross up” for taxes incurred in connection with these benefits. If, however, Mr. Binder uses a commercial flight and the income imputed in connection with the commercial flight exceeds the amount that would have been imputed to Mr. Binder if he had used our aircraft, we will provide to Mr. Binder a “gross up” for taxes incurred on the amount of such excess. No gross ups were paid for the periods presented. Our incremental costs associated with extending these benefits to Mr. Binder are capped at $500,000 in any twelve-month period. For the purposes of applying this limitation, our incremental cost for commercial flights shall be the cost of Mr. Binder’s tickets, and for flights on Biomet-operated aircraft shall be the incremental per-hour cost associated with Mr. Binder’s flights and other incremental costs related to such flights, such as landing fees, transportation and housing costs of aircrew and other similar costs. The amount that appears under the Personal Use of Company Aircraft heading reflects the amount of this rolling twelve-month allowance that Mr. Binder used during fiscal 2013, 2012 and 2011.

(a)	We paid an RSU management dividend award pursuant to the New RSU Plan grant agreement.

(b)	We paid a special bonus amount to our employees who were allocated restricted stock units under LVB’s 2012 Restricted Stock Unit Plan to ameliorate the consequences of the delayed rollout of the Plan.

(c)	Mr. Johnson received a living allowance each pay period related to his promotion to during fiscal year 2013. The allowance totaled $154,556.

(d)	Pursuant to Ms. Anderson’s separation agreement, we paid Ms. Anderson severance of $137,053.

Grants of Plan-Based Awards Table
During the 2013 fiscal year, we granted cash incentive awards to our named executive officers under our non-equity incentive plan. Information with respect to each of these payments is set forth in the table below. For additional discussion of our non-equity incentive plan, refer to “The Elements of Biomet’s Compensation Program—Non-Equity Incentive Plan.” During the 2013 fiscal year, we granted equity-based awards to one of our named executive officers, Mr. Johnson. In addition, we completed the exchange offer relating to the LVB options and RSUs granted to employees in July 2012. Information with respect to these awards is set forth in the table below.

		Estimated Possible Payouts			Estimated Future Payouts				All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise of Base Price of Option Awards ($/Sh)	Grant-Date Fair Value of Stock and Option Awards ($)
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards			Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Jeffrey R. Binder	July 31, 2012	$—	$840,371	$1,527,948	—	1,050,000	(a)(d)	—	—	3,150,000	(a)(c)	$7.88	$4,441,500
	July 31, 2012	—	—	—	—	920,000	(a)(d)	—	1,880,000	—	(a)(c)	7.88	13,564,000
Daniel P. Florin	July 31, 2012	—	359,801	899,502	—	187,500	(a)(d)	—	—	562,500	(a)(c)	7.88	793,763
	July 31, 2012	—	—	—	—	185,000	(a)(d)	—	380,000	—	(a)(c)	7.88	2,702,200
Adam R. Johnson	July 31, 2012	—	240,138	600,346	—	43,750	(a)(d)	—	—	131,250	(a)(c)	7.88	185,063
	July 31, 2012	—	—	—	—	120,000	(a)(d)	—	240,000	—	(a)(c)	7.88	2,186,800
	August 27, 2012	—	—	—	—	31,250	(b)(d)	—	—	93,750	(b)(c)	7.88	295,000
Robin T. Barney	July 31, 2012	—	273,127	682,818	—	166,250	(a)(d)	—	—	498,750	(a)(c)	7.88	703,238
	July 31, 2012	—	—	—	—	130,000	(a)(d)	—	260,000	—	(a)(c)	7.88	1,673,200
Bradley J. Tandy	July 31, 2012	—	254,176	847,252	—	125,000	(a)(d)	—	—	375,000	(a)(c)	7.88	528,750
	July 31, 2012	—	—	—	—	110,000	(a)(d)	—	230,000	—	(a)(c)	7.88	1,579,200
Maggie Anderson	July 31, 2012	—	316,745	791,862	—	187,500	(a)(d)	—	—	562,500	(a)(c)	7.88	798,750
	July 31, 2012	—	—	—	—	140,000	(a)(d)	—	280,000	—	(a)(c)	7.88	1,709,600

(a) Awards granted in connection with the exchange offer completed in July 2012.

(b)	Mr. Johnson’s award was not granted in connection with the exchange offer. A supplemental grant was made in connection with his promotion during fiscal year 2013.

(c)	Represents time-based options and RSUs.

(d)	Represents performance-based options and RSUs.

Outstanding Equity Awards at Fiscal Year-End Table
For further information on our equity-based awards and their material terms, refer to “The Elements of Biomet’s Compensation Program—Stock Options and Restricted Stock Units.”
The following table shows the equity awards granted to our named executive officers, which are comprised of stock option awards under the 2007 LVB Plan (vested and unvested) and restricted stock units under the New RSU Plan (vested and unvested) that were outstanding as of the end of the 2013 fiscal year.
Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey R. Binder	2,992,500	157,500(a)	—	$7.88	October 5, 2019	1,880,000	$14,805,000	920,000	$7,245,000
	577,500	—	472,500(b)	7.88	October 5, 2019	—	—	—	—
Daniel P. Florin	473,812	24,938(a)	—	7.88	October 5, 2019	380,000	2,992,500	185,000	1,456,875
	91,438	—	74,812(b)	7.88	October 5, 2019	—	—	—	—
	38,250	25,500(a)	—	7.88	October 5, 2019	—	—	—	—
	4,250	—	17,000(b)	7.88	October 5, 2019	—	—	—	—
Adam R. Johnson	124,687	6,563(a)	—	7.88	October 5, 2019	240,000	1,890,000	120,000	945,000
	24,062	—	19,688(b)	7.88	October 5, 2019	—	—	—	—
	—	93,750(a)	—	7.88	August 27, 2022	—	—	—	—
	—	—	31,250(b)	7.88	August 27, 2022	—	—	—	—
Robin T. Barney	473,812	24,938(a)	—	7.88	October 5, 2019	260,000	2,047,500	130,000	1,023,750
	91,438	—	74,812(b)	7.88	October 5, 2019	—	—	—	—
Bradley J. Tandy	356,250	18,750(a)	—	7.88	October 5, 2019	230,000	1,811,250	110,000	866,250
	68,750	—	56,250(b)	7.88	October 5, 2019	—	—	—	—
Maggie Anderson	225,000	—	—	7.88	October 5, 2019	56,000	441,000	—	—
	37,500	—	—	7.88	October 5, 2019	—	—	—	—

(1)
On an award-by-award basis, reflects the number of common shares underlying unexercised options that are exercisable and that are not reported in Column 3—”Number of Securities Underlying Unexercised Unearned Options.”

(2)
On an award-by-award basis, reflects the number of common shares underlying unexercised options that are unexercisable and that are not reported in Column 3—”Number of Securities Underlying Unexercised Unearned Options.” The vesting schedules of the outstanding unvested options are listed below:

With respect to Mr. Binder, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 52,500 common shares on July 11, 2013, 2014 and 2015.
With respect to Mr. Florin, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 8,313 common shares on July 11, 2013, 2014 and 2015 and 17,000 common shares on October 1 in each of 2013 and 2014 and 4,250 on October 1 in each of 2015 and 2016.
With respect to Mr. Johnson, represents the outstanding unvested portion of the time-based option granted on July 31, 2012 and August 27, 2012. The unvested portion is scheduled to vest in increments of 2,188 common shares on July 11, 2013, 2014 and 2015 and 18,750 common shares on August 1 in each of 2013, 2014, 2015, 2016 and 2017.
With respect to Ms. Barney, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 8,313 common shares on July 11, 2013, 2014 and 2015.
With respect to Mr. Tandy, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in increments of 6,250 common shares on July 11, 2013, 2014 and 2015.
With respect to Ms. Anderson, represents the outstanding unvested portion of the time-based option granted on July 31, 2012. The unvested portion is scheduled to vest in an increment of 112,500 common shares on October 1, 2013.

(3)
Represents, on an award-by-award basis, the total number of common shares underlying unexercised options awarded under any equity incentive plan that have not been earned. Performance awards vest based on our achievement of adjusted EBITDA targets established by the Compensation Committee.

With respect to Mr. Binder, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 157,500 common shares on July 11 in each of 2013, 2014 and 2015.
With respect to Mr. Florin, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 91,438 common shares on July 11, 2013 and 2014, 24,936 common shares on July 11, 2015, and 4,250 common shares on October 1 in each of 2013, 2014, 2015 and 2016.
With respect to Mr. Johnson, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012 and August 27, 2012. The unvested portion is eligible to vest in increments of 6,563 common shares on July 11 in each of 2013, 2014 and 2015 and 6,250 common shares on August 1 in each of 2013, 2014, 2015, 2016 and 2017.
With respect to Ms. Barney, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 24,937 common shares on July 11, 2013 and 2014 and 24,939 on July 11, 2015.
With respect to Mr. Tandy, represents the outstanding unvested portion of the performance-based option granted on July 31, 2012. The unvested portion is eligible to vest in increments of 18,750 common shares on July 11 in each of 2013, 2014 and 2015.

(4)
The exercise price, as it was recorded in the applicable stock option award agreement at the time of grant, for each option reported in Columns 1 and 2—“Number of Securities Underlying Unexercised Options” and Column 3—“Number of Securities Underlying Unexercised Unearned Options.”

(5)
Represents the tenth year anniversary for each option award reported in Columns 1 and 2—“Number of Securities Underlying Unexercised Options” and Column 3—“Number of Securities Underlying Unexercised Unearned Options.” For information on the vesting schedule of unvested portions of outstanding option awards, see sub-footnotes (a)-(b) of footnote (2), and footnote (3), above.

(6)
The market value of shares or units of stock that have not vested is calculated by multiplying the number of shares or units of stock that have not vested by $7.875, which was the fair value of each common share underlying each option or stock unit.

(7)	The time-based RSUs also have a liquidity event condition that must be met for the RSUs to be fully vested.

(a)	Represents time-based options, which generally vest ratably over 5 years or 6 years for modified accreting exercise price options.

(b)
Represents performance-based options, which generally vest ratably over 5 years. The performance criteria for options vesting based on the fiscal 2011 and 2012 results did not meet the target and did not vest.

Option Exercises and Stock Vested Table
During the 2013 fiscal year, no equity-based awards were exercised by, and no stock awards vested to, Biomet’s named executive officers.
Non-Qualified Deferred Compensation Plans
Non-Qualified Deferred Compensation
Our frozen Deferred Compensation Plan is a non-qualified deferred compensation plan, which was available for members of our senior management. The Plan allowed eligible participants to defer pre-tax compensation to reduce current tax liability and assisted those team members in their plan for retirement and other long-term savings goals in a tax-effective manner. Under the Plan, eligible participants deferred up to 100% of their base salary and annual cash incentive payments, as well as Board fees for non-employee Directors, as applicable. We did not make any contributions to the Plan.
Our current Deferred Compensation Plan is a non-qualified deferred compensation plan, which is available for members of our senior management. The Plan allows eligible participants to defer pre-tax compensation to reduce current tax liability and assists those team members in their plan for retirement and other long-term savings goals in a tax-effective manner. Under the Plan, eligible participants can defer up to 100% of their base salary and annual cash incentive payments, as well as Board fees for non-employee Directors, as applicable. We did not make any contributions to the Plan.

Name	Executive Contributions ($)	Registrant Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)
Jeffrey R. Binder	$—	$—	$114,031	$—	$549,715	(a)
Daniel P. Florin	—	—	—	—	—
Adam R. Johnson	—	—	—	—	—
Robin T. Barney	—	—	18,882	—	194,189	(a)
Bradley J. Tandy	—	—	31,608	—	150,257	(a)
	20,731	—	707	—	21,438	(b)
Maggie Anderson	—	—	—	—	—

(a)	Represents an investment in the frozen Deferred Compensation Plan.

(b)	Represents an investment in the current Deferred Compensation Plan.

Employment Agreements and Potential Post-Termination Payments
We have employment agreements with each of Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney and Ms. Anderson, which agreements contain severance and change in control provisions.
Employment Agreement with Jeffrey R. Binder
On January 14, 2013, the Company entered into an amended and restated employment agreement with Mr. Binder (the “Employment Agreement”), pursuant to which he will continue to serve as President and Chief Executive Officer of the Company and will continue to be appointed to the Company’s Board of Directors and its Executive Committee. The Employment Agreement supersedes the original employment agreement entered into between the Company and Mr. Binder dated as of June 11, 2008 (the “Original Agreement”). The Employment Agreement has an initial three-year term commencing on January 14, 2013 and provides for automatic 12-month extensions on each anniversary of such commencement date, unless either the Company or Mr. Binder gives prior notice of termination.
In addition to the benefits provided in the Original Agreement, the Employment Agreement provides that Mr. Binder would be entitled to certain enhanced severance benefits following certain terminations of employment. If he is terminated by the Company for any reason other than for cause (as defined in the agreement), death or disability (as defined in the agreement), or if Mr. Binder terminates his employment for good reason (as defined in the agreement) or on or after January 1, 2015, with or without good reason (and his employment could not be terminated by the Company for cause at such time), he would be entitled to an amount equal to (a) 2 times his base salary in effect at the date of termination plus (b) 2 times the annual incentive bonus Mr. Binder would have received for the current year if his employment had not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of the current year.
The Employment Agreement also revises the severance to which Mr. Binder would be entitled if his employment is terminated within the two-year period following a change in control. Under the Employment Agreement, if Mr. Binder’s employment is terminated at any time within the two-year period following a change in control either by the Company for any reason other than for cause, death or disability, or by Mr. Binder for good reason or on or after January 1, 2015, with or without good reason (and his employment could not be terminated by the Company for Cause at such time), Mr. Binder will receive an amount equal to (a) 2 times his base salary in effect at the date of termination plus (b) 2 times the annual incentive bonus Mr. Binder would have received for the current year if his employment had not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of the current year.
In addition, under the Employment Agreement, on or following January 1, 2014, Mr. Binder may terminate his employment for good reason upon the appointment of a successor Chief Executive Officer of the Company by resolution of the Board.
Restricted Stock Unit Grant Agreement
On January 14, 2013, the Company entered into an amended and restated Restricted Stock Unit Grant Agreement with Mr. Binder (the “RSU Agreement”). The RSU Agreement supersedes the original restricted stock grant agreement entered into between the Company and Mr. Binder dated as of July 31, 2012 (the “Original RSU Agreement”). In addition to the terms of the Original RSU Agreement, the RSU Agreement provides that if Mr. Binder is terminated by the Company for any reason other than for cause (as defined in the RSU Agreement), death or disability (as defined in the RSU Agreement), or if Mr. Binder terminates his employment for good reason (as defined in the Employment Agreement) prior to January 1, 2015, any unvested Time-Based Restricted Stock Units that would have vested had Mr. Binder remained employed through January 1, 2015 will satisfy the time-based vesting condition as of the date of his termination.
The RSU Agreement also provides for payment with respect to Mr. Binder’s Management Dividend Awards upon certain terminations. The terminations to which such benefits apply are (a) for periods prior to January 1, 2015, if Mr. Binder’s employment is terminated in any year by the Company other than for cause, death or disability or by him for good reason, and (b) for periods after January 1, 2015, if Mr. Binder’s employment is terminated in any year by the Company without cause or by him for any reason (each an “eligible termination”). In the case of an eligible termination prior to the Management Dividend Award Date in the year of termination, Mr. Binder will be entitled to receive a Management Dividend Award Payment Amount (paid at the same time Management Dividend Award payments are made to other employees for such year) with respect to a number of Management Dividend Awards equal to the number of Time-Based Restricted Stock Units vested and outstanding as of his termination date, regardless of whether he was employed on the Management Dividend Award vesting date(s) or on the Management Dividend Award Payment Date for such year. Mr. Binder would have no entitlement to any Management Dividend Award payment paid in respect of any year subsequent to the year in which his employment terminates.
The RSU Agreement requires that in connection with certain increases and decreases in the numbers of issued and outstanding shares of common stock of the Company, the Board will make adjustments to Mr. Binder’s RSU Agreement that the Board deems appropriate to prevent the enlargement or dilution of rights with respect to the number of shares of common stock available for grant under the 2012 Restricted Stock Unit Plan and the number of shares of common stock subject to restricted stock unit grant agreements. The RSU Agreement also requires that any adjustment made in connection with a cash dividend or distribution will be made in the same manner as the adjustment made to all or substantially all restricted stock units with substantially the same terms and conditions as Mr. Binder’s restricted stock units.
Stock Option Grant Agreement
On January 14, 2013, the Company entered into an amended and restated Stock Option Grant Agreement with Mr. Binder (the “Option Agreement”). The Option Agreement supersedes the original stock option grant agreement entered into between the Company and Mr. Binder dated as of July 31, 2012 (the “Original Option Agreement”).
In addition to the terms of the Original Option Agreement, the Option Agreement provides that if Mr. Binder is terminated by the Company for any reason other than for cause (as defined in the Option Agreement), death or disability (as defined in the Option Agreement), or if Mr. Binder terminates his employment for good reason (as defined in the Employment Agreement) prior to January 1, 2015, any unvested Replacement Extended Time Vesting Options that would have vested had Mr. Binder remained employed through January 1, 2015 will vest on the date of his termination. The Option Agreement also provides that if Mr. Binder terminated his employment without good reason (and his employment could not be terminated by the Company for Cause at such time), he will retain exercise rights on vested stock options until their expiration date as follows: continuously employed through January 1, 2014, retains 70% of vested options; continuously employed through July 1, 2014, retains 85% of vested options; and continuously employed through January 1, 2015, retains 100% of vested options. If the Company terminates Mr. Binder’s employment other than for cause, death or disability, or Mr. Binder terminates for good reason, he will retain 100% of the vested options until their expiration date. The Option Agreement provides that if the Company modifies or offers to employees to modify the expiration date of options granted to employees on substantially the same terms and conditions as applies to Mr. Binder’s option, the expiration date of Mr. Binder’s option will also be modified or eligible for modification.
Employment Agreement with Daniel P. Florin
On February 28, 2008, we entered into an employment agreement with Mr. Florin, our Senior Vice President and Chief Financial Officer. Mr. Florin’s agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Florin will receive a base salary at a rate no less than $395,850 per year which shall be increased at our discretion. Mr. Florin will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”
The agreement further provides that Mr. Florin could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.
Employment Agreement with Adam R. Johnson
On December 1, 2012, we entered into an employment agreement with Mr. Johnson, our Senior Vice President, President of EBI, LLC and Biomet Microfixation, LLC. Mr. Johnson’s agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Johnson will receive a base salary at a rate no less than $290,000 per year which shall be increased at our discretion. Mr. Johnson will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of his base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”
The agreement further provides that Mr. Johnson could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in the agreements) or within two years following a change in control. See “—Severance Benefits” below.
Employment Agreement with Bradley J. Tandy
On February 28, 2008, we entered into an employment agreement with Mr. Tandy, our Senior Vice President, General Counsel and Secretary. The agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Mr. Tandy will receive a base salary at a rate no less than $345,050 per year, which shall be increased at our discretion. Mr. Tandy will also have the opportunity to earn an annual cash incentive award in an amount no less than 60% of his base salary for on-target performance, with the possibility of exceeding 60% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”
The agreement further provides that Mr. Tandy could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in his employment agreement) or within two years of a change in control. See “—Severance Benefits” below.
Employment Agreement with Robin T. Barney
On September 2, 2008, we entered into an employment agreement with Ms. Barney, our Senior Vice President of Worldwide Operations. The agreement has an initial three-year term that provides for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gives prior notice of termination. Ms. Barney will receive a base salary at a rate no less than $275,000 per year, which shall be increased at our discretion. Ms. Barney will also have the opportunity to earn an annual cash incentive award in an amount no less than 80% of her base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”
The agreement further provides that Ms. Barney could be entitled to certain severance benefits following termination of employment prior to a change in control (as defined in her employment agreement) or within two years of a change in control. See “—Severance Benefits” below.
Employment Agreement with Maggie Anderson
On August 1, 2009, we entered into an employment agreement with Ms. Anderson, our former Senior Vice President and President of Biomet 3i, LLC. The agreement had an initial three-year term that provided for automatic twelve-month extensions, beginning on the first anniversary of the date of the agreement, unless either party gave prior notice of termination. The agreement provided that Ms. Anderson would receive a base salary at a rate no less than

$375,024 per year, which was to be increased at our discretion. Ms. Anderson also had the opportunity to earn an annual cash incentive award in an amount no less than 80% of her base salary for on-target performance, with the possibility of exceeding 80% for high achievement. For a further discussion of our non-equity incentive plan, see “The Elements of Biomet’s Compensation Program—Non-equity Incentive Plan.”
Separation Agreement with Maggie Anderson
On October 29, 2012, we entered into a separation agreement with Ms. Anderson, our former Senior Vice President and President of Biomet 3i, LLC. The agreement provides that Ms. Anderson’s employment will terminate effective upon the earlier of (a) January 1, 2013 or such later date as mutually agreed to between Ms. Anderson and the Company and (b) a date determined by the Company upon providing Ms. Anderson 14 days’ advance notice. Ms. Anderson’s final date of employment with the Company occurred on March 1, 2013. Pursuant to the terms of the separation agreement, upon Ms. Anderson’s termination of employment, we agree to pay Ms. Anderson severance of $137,053, in accordance with the severance provision in her employment agreement with respect to a termination without cause or a resignation with good reason, except that to the extent the termination occurs prior to the fiscal year ended May 31, 2013, in lieu of the pro rata bonus provided for in Ms. Anderson’s employment agreement, Ms. Anderson would be entitled to the full amount of the annual incentive bonus she would have received for fiscal year 2013 if her employment had not been terminated. In addition, the separation agreement provides that of Ms. Anderson’s 525,000 vested stock options, 262,500 of such options will remain outstanding until the 10th anniversary of the grant date of such options and will not expire earlier as otherwise provided in her grant agreement. Moreover, in the event that Biomet 3i meets or exceeds the attainment of its original EBITDA plan for the first six months of fiscal year 2013 as determined by the Company, an additional 87,675 of the 525,000 vested options will similarly remain outstanding until the 10th anniversary of the grant date. The separation agreement with Ms. Anderson also provides that with respect to her restricted stock units, 56,000 of her time-based restricted stock units have satisfied the time-based vesting condition set forth in her grant agreement and an additional 14,000 time-based restricted stock units will be deemed to have satisfied the time-based vesting condition if the Company determines that Biomet 3i has met or exceeded the attainment of its original EBITDA plan for the first six months of fiscal year 2013 as determined by the Company. The additional options and RSUs did not vest as the EBITDA target was not met. Effective with the execution of the separation agreement, Ms. Anderson’s employment agreement was superseded except to the extent referenced in the separation agreement with respect to the severance benefits described above and certain restrictive covenants.

Severance Benefits
Each of our employment agreements with Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney and Ms. Anderson contains provisions which entitle the executive to certain severance benefits following termination of employment prior to a change in control (as defined in each of their employment agreements) or within two years following a change in control.
The following summary provides a description of the severance arrangements contained in our employment agreements with Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney and Ms. Anderson. Other than with respect to Mr. Binder as described in “Termination Within Two Years Following a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason,” the following summary does not discuss the executives’ rights with respect to any equity related awards, as such awards are governed by the applicable terms of the related plan or award agreement, or, with respect to Ms. Anderson, her separation agreement.
Termination Prior to a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason
With respect to Mr. Binder, in the event of a termination of his employment prior to a change in control either (1) by us for any reason other than for “cause” (which generally includes the executive’s failure to substantially perform the executive’s duties, willful misconduct or gross negligence, willful or grossly negligent breach of the executive’s fiduciary duties to Biomet, commission of any felony or other serious crime involving moral turpitude, material breach of any agreement between the executive and Biomet or material breach of our written policies), death or disability, (2) by Mr. Binder for “good reason” (which includes any material diminution in duties and responsibilities, reduction in base salary or bonus opportunity, relocation of primary work location by more than 50 miles or the appointment of a successor Chief Executive Officer), or (3) by Mr. Binder without “good reason” on or after January 1, 2015, our employment agreement with Mr. Binder provides that he would be entitled to the following:

•
An amount equal to (a) 2 times the Mr. Binder’s base salary in effect at the date of termination (the “Base Component”) plus, (b) 2 times the annual cash incentive award Mr. Binder would have received for the current fiscal year had his employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year (the “Bonus Component,” and together with the Base Component, the “Severance Benefit”). The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of the 18 month non-compete period provided for in the agreement;

•
An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current fiscal year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•
If Mr. Binder is eligible for and elects continuation coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse him for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, he agrees not to engage in certain activities in competition with us or (b) the date he becomes eligible for coverage under another group plan;

•
Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to Mr. Binder under the then applicable benefit plans of the Company, and any amounts owing to him for reimbursement of expenses properly incurred by him; and

•	Continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date.

With respect to Messrs. Florin, Johnson and Tandy, and Ms. Barney, in the event of a termination of the executive’s employment prior to a change in control either (1) by us for any reason other than for “cause” death or disability, or (2) by executive for “good reason” (which generally includes any material diminution in duties and responsibilities (but does not include, in the case of Messrs. Johnson and Tandy, and Ms. Barney and Ms. Anderson, a change in duties and responsibilities that results from becoming a part of a larger organization following a change in control), reduction in base salary or bonus opportunity or relocation of primary work location by more than 50 miles), our employment agreements with Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney, provide that such executive would be entitled to the following:

•
An amount equal to 1.5 times the executive’s base salary in effect at the date of termination (the “Severance Benefit”). The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with our regular payroll policies over the course of the 18 month non-compete period provided for in the agreement;

•
An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current fiscal year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•
If the executive is eligible for and elects continuation coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse the executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; and

•
Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

Termination Within Two Years After a Change in Control by Biomet Other Than For Cause, Death or Disability, or by Executive for Good Reason
With respect to Mr. Binder, in the event of a termination of Mr. Binder’s employment within two years after a change in control either (1) by us for any reason other than for cause, death or disability, (2) by Mr. Binder for good reason, or (3) by Mr. Binder without good reason on or after January 1, 2015, such executive would be entitled to the following:

•
An amount equal to (a) two times Mr. Binder’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award Mr. Binder would have received for the current fiscal year had his employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year (collectively, the “Change-in-Control Severance Benefit”). The total amount of the Change-in-Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the termination of the executive’s employment to the extent that the change in control qualifies as a change in the ownership or effective control of Biomet or a change in the ownership of a substantial portion of the assets of Biomet within the meaning of U.S. Treasury Department Regulation Section 1.409A-3(i)(5) and in all other circumstances, will be paid in equal, ratable installments in accordance with Biomet’s regular payroll policies over 18 months;

•
An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award Mr. Binder would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees;

•
If Mr. Binder is eligible for and elects continuation coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, Mr. Binder agrees not to engage in certain activities in competition with us or (b) the date he becomes eligible for coverage under another group plan;

•
Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by Mr. Binder and not yet paid by the Company, any amounts or benefits owing to him under the then applicable benefit plans of the Company, and any amounts owing to him for reimbursement of expenses properly incurred by him; and

•
Continued payment of Mr. Binder’s company-provided car allowance, if any, for a period of 12 months from the termination date and immediate vesting of any unvested options held by Mr. Binder as of the date his employment is terminated.

With respect to Messrs. Florin, Johnson and Tandy, and Ms. Barney, in the event of a termination of the executive’s employment within two years after a change in control either (1) by us for any reason other than for cause, executive’s death or executive’s disability, or (2) by executive for good reason, such executive would be entitled to the following:

•
An amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the average of (x) the annual cash incentive award earned by executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year (collectively, the “Change-in-Control Severance Benefit”). The total amount of the Change-in-Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the termination of the executive’s employment;

•
An amount equal to the pro rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which the executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year. The total amount of the pro rated annual cash incentive award will be paid in a lump sum at the time we pay annual cash incentive awards to similarly situated active employees; and

•
If the executive is eligible for and elects continuation coverage pursuant to COBRA, we will pay the premiums for such coverage (or reimburse executive for such premiums) until the earlier of (a) the end of the 18 month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan;

•
Any “accrued benefits” (as defined in the respective agreement), which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

To receive the severance benefits provided under the agreement, the executive must sign a general release of claims. The agreement contains customary confidentiality, non-competition and non-solicitation provisions. Messrs. Binder’s, Florin’s, Johnson’s and Tandy’s, and Ms. Barney’s non-competition period is 18 months following the date of termination of employment.
Furthermore, in the event that any payments made to Mr. Binder in connection with a termination of employment would be subject to excise taxes under the Code, subject to certain conditions, Biomet will “gross up” his compensation to fully offset such excise taxes.
Termination Due to Death or Disability
If any of Messrs. Binder’s, Florin’s, Johnson’s and Tandy’s, and Ms. Barney’s employment is terminated due to the executive’s death or disability, the executive is entitled to receive the following:

•	the executive’s base salary in effect through the date of termination;

•
a prorated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award earned by such executive for the preceding year and (y) the annual cash incentive award such executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the then current fiscal year; and

•	any “accrued benefits” (as defined in the respective employment agreement).
Termination With Cause or Without Good Reason
If (1) Mr. Binder’s employment is terminated with “cause” or by Mr. Binder at any time prior to January 1, 2015 without “good reason,” or (2) any of Messrs. Florin’s, Johnson’s and Tandy’s, and Ms. Barney’s employment is terminated with “cause” or without “good reason” (as defined in the employment agreement), we will pay such executive’s base salary in effect through the termination date and any “accrued benefits” (as defined in the respective employment agreement) when due.
Potential Payments Upon Certain Terminations
This table shows the potential compensation that we would have to pay to certain named executive officers upon a termination of employment—related or unrelated to a change in control—by us without “cause” or by the executive with “good reason” (as defined in the applicable agreements), due to the executive’s death or disability, and by us with “cause” or by the executive without “good reason” (as defined in the applicable agreements). The table excludes certain amounts payable pursuant to plans that are available generally to all salaried employees. In the event of the death or disability of any of the named executive officers listed in the following table, the deceased or disabled named executive officer, or his designated beneficiaries, would receive a payment pursuant to the terms of Biomet-funded life or disability plans, respectively, in addition to the amounts set forth below. The amounts shown assume that termination of employment was effective May 31, 2013. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and do not represent the actual amount an executive would receive if an eligible termination event were to occur. Please refer to the summary above related to Ms. Anderson’s separation agreement for the specific details of her agreement.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential Payments Upon Termination or Termination in Connection With a Change in Control

	Termination in Connection with a Change in Control					Termination in Absence of a Change in Control
Name of Executive Officer	Termination without Cause or with Good Reason (1)	Termination with Cause (2)	Resignation without Good Reason (6)(a)	Disability (3)	Death (4)	Termination without Cause or with Good Reason (5)	Termination with Cause (2)	Resignation without Good Reason (6)(a)	Disability (7)	Death (8)
Jeffrey R. Binder
Estimated Value of Non- Equity Benefits and Accrued Obligations	$3,558,708	—	$3,558,708	$843,991	$843,991	$3,558,708	—	$3,558,708	$843,991	$843,991
Estimated Value of Options & Equity Awards	15,157,800	—	—	—	—	—	—	—	—	—
Total	18,716,508	—	3,558,708	843,991	843,991	3,558,708	—	3,558,708	843,991	843,991
Daniel P. Florin
Estimated Value of Non- Equity Benefits and Accrued Obligations	2,081,189	—	—	375,531	375,531	1,105,252	—	—	375,531	375,531
Estimated Value of Options & Equity Awards	1,569,855	—	—	—	—	—	—	—	—	—
Total	3,651,044	—	—	375,531	375,531	1,105,252	—	—	375,531	375,531
Adam R. Johnson
Estimated Value of Non- Equity Benefits and Accrued Obligations	1,275,266	—	—	201,110	201,110	722,959	—	—	201,110	201,110
Estimated Value of Options & Equity Awards	1,168,763	—	—	—	—	—	—	—	—	—
Total	2,444,029	—	—	201,110	201,110	722,959	—	—	201,110	201,110
Robin T. Barney
Estimated Value of Non- Equity Benefits and Accrued Obligations	1,589,084	—	—	290,861	290,861	836,657	—	—	290,861	290,861
Estimated Value of Options & Equity Awards	1,079,610	—	—	—	—	—	—	—	—	—
Total	2,668,694	—	—	290,861	290,861	836,657	—	—	290,861	290,861
Bradley J. Tandy
Estimated Value of Non- Equity Benefits and Accrued Obligations	1,686,429	—	—	265,028	265,028	944,560	—	—	265,028	265,028
Estimated Value of Options & Equity Awards	908,250	—	—	—	—	—	—	—	—	—
Total	2,594,679	—	—	265,028	265,028	944,560	—	—	265,028	265,028

(1)    With respect to Mr. Binder:
Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date.
With respect to Messrs. Florin, Johnson and Tandy, and Ms. Barney:
Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the average of (x) the annual cash incentive award earned by the executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to

COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.
With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2013 with respect to any vested options held by the executive as of May 31, 2013 and the value of their RSUs as of May 31, 2013.

(2)	With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Non-Equity Benefits and Accrued Obligations represents (i) base salary in effect through the termination date and (ii) any “accrued benefits” (as defined in the employment agreements), which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.

(3)	With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Non-Equity Benefits and Accrued Obligations represents: (i) the executive’s base salary in effect through date of termination; (ii) a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award bonus earned by the executive for the preceding year and (y) the annual cash incentive award the executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the current year; and (iii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.
With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2013 with respect to any vested options held by the executive as of May 31, 2013.

(4)	With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Non-Equity Benefits and Accrued Obligations represents the payments as described in footnote 3 of this table.
With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2013 with respect to any vested options held by the executive as of May 31, 2013.

(5)	With respect to Mr. Binder:
Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date.
With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) 1.5 times the executive’s base salary in effect at the date of termination plus, with respect to Mr. Binder (b) 1.5 times the average of (x) the annual cash incentive award earned by executive for the preceding fiscal year and (y) the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion (based on the percentage of Biomet’s current fiscal year preceding the date on which executive’s employment is terminated) of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage (or reimbursement to the executive for such premiums) until the earlier of (a) the end of the 18-month period during which, under the employment agreement, the executive agrees not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.
With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:

Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2013 with respect to any vested options held by the executive as of May 31, 2013.

(6)	With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Non-Equity Benefits and Accrued Obligations represents: (i) base salary in effect through the termination date and (ii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.
With respect to Mr. Binder, on or after January 15, 2015:
Non-Equity Benefits and Accrued Obligations represents: (i) an amount equal to (a) two times the executive’s base salary in effect at the date of termination plus (b) two times the annual cash incentive award the executive would have received for the current fiscal year had the executive’s employment not been terminated, based on Biomet’s performance to the date of termination extrapolated through the end of such fiscal year; (ii) an amount equal to the pro-rated portion of the annual cash incentive award the executive would have received for the current fiscal year, based on Biomet’s performance to the date of termination extrapolated through the end of the current year; (iii) if the executive is eligible for and elects continuation coverage pursuant to COBRA, the premiums for such coverage until the earlier of (a) the end of the 18-month period during which executive agrees, under the executive’s employment agreement, not to engage in certain activities in competition with us or (b) the date the executive becomes eligible for coverage under another group plan; (iv) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company, and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive; and (v) with respect to Mr. Binder, continued payment of Mr. Binder’s company provided car allowance, if any, for a period of 12 months from the termination date.

(7)	With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Non-Equity Benefits and Accrued Obligations represents: (i) the executive’s base salary in effect through date of termination; (ii) a pro-rated portion (based on the percentage of our fiscal year preceding the date of termination) of the average of (x) the annual cash incentive award earned by the executive for the preceding year and (y) the annual cash incentive award the executive would have received in the current year if the executive’s employment had not been terminated, based on our performance to the date of termination extrapolated through the end of the current year; and (iii) any “accrued benefits,” which generally include any vested compensation deferred by the executive and not yet paid by the Company, any amounts or benefits owing to the executive under the then applicable benefit plans of the Company and any amounts owing to the executive for reimbursement of expenses properly incurred by the executive.
With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2013 with respect to any vested options held by the executive as of May 31, 2013.

(8)	With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Non-Equity Benefits and Accrued Obligations represents the payments described in footnote 4 of this table.
With respect to Messrs. Binder, Florin, Johnson and Tandy, and Ms. Barney:
Options and Equity Awards represents the difference between the exercise price and the value of LVB’s common stock on May 31, 2013 with respect to any vested options held by the executive as of May 31, 2013.
(a) In accordance with Mr. Binder’s employment agreement, he is not eligible to receive this payout unless such resignation occurs on or after January 1, 2015.

Non-Employee Director Compensation and Benefits
Our directors have not received cash retainers, committee fees, or stock option awards for their services as our directors.
Business Expenses
The directors are reimbursed for their business expenses related to their attendance at our meetings, including room, meals and transportation to and from Board and committee meetings. On rare occasions, a director’s spouse may accompany a director when traveling on Biomet business. At times, a director may travel to and from our meetings on our corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified director education programs.
Director and Officer Liability (or D&O) Insurance and Travel Accident Insurance
D&O insurance individually insures our directors and officers against certain losses that they are legally required to bear as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for directors versus officers and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

We also maintain an Aviation Insurance Policy that provides benefits to each director in the event of death or disability (permanent and total) during travel on our corporate aircraft. This policy also covers employees and others while traveling on our corporate aircraft and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.
Non-Employee Directors’ Compensation Table
The following table shows information regarding the compensation of our non-employee directors for the 2013 fiscal year. Mr. Binder is not included in the table below because, as President and Chief Executive Officer, disclosure in respect of his compensation is presented in the Summary Compensation Table. Furthermore, as an employee director, Mr. Binder did not receive compensation in his capacity as a director.
Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Family Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chinh E. Chu(2)
Jonathon J. Coslet(2)	$—	$—	$—	$—	$—	$—	$—
Michael Dal Bello(2)	—	—	—	—	—	—	—
Adrian Jones(2)	—	—	—	—	—	—	—
Michael Michelson(2)	—	—	—	—	—	—	—
Dane A. Miller, Ph.D.(1)	—	—	—	—	—	400,000	400,000
Max C. Lin(2)	—	—	—	—	—	—	—
Jeffrey K. Rhodes(2)	—	—	—	—	—	—	—
Andrew Y. Rhee(2)	—	—	—	—	—	—	—

(1)
On January 14, 2010, the Company entered into a consulting agreement with Dr. Dane A. Miller Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with the Company and soliciting employees of the Company during the term of the agreement and for a period of one year following such term. On September 6, 2011, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control. On August 19, 2013, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to extend the term of the agreement through the earlier of September 1, 2014, an initial public offering or a change of control. Dr. Miller received $0.4 million of payment, under the consulting agreement during the year ended May 31, 2013.

(2)
Table excludes payments of an annual fee of $2.75 million that was paid to each of our Sponsors (or one or more of their affiliates) pursuant to our management services agreement for the fiscal year ended May 31, 2013 for services provided thereunder by employees of the Sponsors, which, may from time to time include the directors. No such services required substantial time or resources, nor were any employees specifically identified in the agreement as a service provider. Certain of our directors have relationships with the Sponsor entities which received such fees as follows: Mr. Coslet is a TPG Partner and Mr. Rhodes is a TPG Principal; Dal Bello and Chu are officers of certain affiliates of The Blackstone Group L.P.; Mr. Jones is a Managing Director and Mr. Rhee is a Vice President of Goldman, Sachs & Co.; and Messrs. Michelson and Lin are executives of Kohlberg Kravis Roberts & Co. L.P. None of the directors are compensated directly on the basis of fees received by the Sponsors under the management services agreement. Please see “Certain Relationships and Related Party Transactions—Management Services Agreement” below.

In addition, the Company has certain other relationships with the Sponsors from time to time, including a consulting engagement with KKR Capstone (a related party of Kohlberg Kravis Roberts & Co) as described under “Certain Relationships and Related Party Transactions” below. Neither Mr. Michelson nor Mr. Lin is employed by or is a director or officer of KKR Capstone.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have a Code of Business Conduct and Ethics which applies to all employees of Biomet and its subsidiaries and is applicable to all of our directors, officers and team members (the “Code of Conduct”). The Code of Conduct is available on the Corporate Compliance pages of Biomet’s website at http://biomet.com/corporate/. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers of our Code of Conduct (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on Biomet’s website or report the same on a Current Report on Form 8-K. Our Code of Conduct is available free of charge upon request to our Investor Relations Department at 56 East Bell Drive, Warsaw, IN 46582.
Pursuant to our Code of Business Conduct and Ethics, all employees and directors (including our named executives) are required to avoid any personal or business influences or relationships that affect their ability to act in the best interests of the Company. If any matter exists that might be or creates the appearance of being a conflict of interest, the matter is required to be referred to our Compliance Department for interpretation and resolution. The Compliance Department reviews all such matters under the standard set forth in our Code of Business Conduct and Ethics as described above and does not approve any related party transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party. As part of the resolution of such matters, the Compliance Department may determine that (i) no actual conflict exists, (ii) a conflict does exist which cannot be remediated, resulting in the cessation of the proposed transaction or arrangement, or (iii) a potential conflict does exist but the risk of the potential conflict can be remediated practically by imposing certain limitations on the affected employees or business transaction to ensure that the conflict does not materialize. Additionally, the LLC Agreement requires that affiliated party transactions involving the Sponsors to be approved by a super-majority of Sponsors not involved in the affiliated party transaction.

Other than as described under this heading, we have not adopted any formal policies or procedures for the review, approval or ratification of related-party transactions that may be required to be reported under the SEC’s disclosure rules. Such transactions, if and when they are proposed or have occurred, have traditionally been (and will continue to be) reviewed by one or more of the Boards, the Audit Committee or the Compensation Committee (other than the directors or committee members involved, if any) on a case-by-case basis, depending on whether the nature of the transaction would otherwise be under the purview of the Audit Committee, Compensation Committee or the Boards.
Management Services Agreement
Upon completion of the Transactions, Biomet entered into a management services agreement with certain affiliates of the Sponsors, pursuant to which such affiliates of the Sponsors or their successors assigns, affiliates, officers, employees, and/or representatives and third parties (collectively, the “Managers”) provide management, advisory, and consulting services to the Company. Pursuant to such agreement, the Managers received a transaction fee equal to 1% of total enterprise value of the Transactions for the services rendered by such entities related to the Transactions upon entering into the agreement, and the Sponsors receive an annual monitoring fee equal to 1% of the Company’s annual Adjusted EBITDA (as defined in the credit agreement) as compensation for the services rendered and reimbursement for out-of-pocket expenses incurred by the Managers in connection with the agreement and the Transactions. The Company is required to pay the Sponsors the monitoring fee on a quarterly basis in arrears. The total amount of Sponsor fees was $11.0 million, $10.3 million and $10.1 million for the years ended May 31, 2013, 2012 and 2011, respectively. The Company may also pay certain subsequent fees to the Managers for advice rendered in connection with financings or refinancings (equity or debt), acquisitions, dispositions, spin-offs, split-offs, dividends, recapitalizations, an initial underwritten public offering and change of control transactions involving the Company or any of its subsidiaries. The management services agreement includes customary exculpation and indemnification provisions in favor of the Managers and their affiliates.

Amended and Restated Limited Liability Company Operating Agreement of Holding
On September 27, 2007, certain investment funds associated with or designated by the Sponsors (the “Sponsor Funds”) entered into the LLC Agreement. The LLC Agreement contains agreements among the parties with respect to the election of the Company’s directors and the directors of its parent companies, restrictions on the issuance or transfer of interests in the Company and other corporate governance provisions (including the right to approve various corporate actions).
Pursuant to the LLC Agreement, each of the Sponsors has the right to nominate, and has nominated, two directors to each Board and also is entitled to appoint one non-voting observer to each Board for so long as such Sponsor remains a member of Holding. In addition to their right to appoint non-voting observers to the Boards, certain of the Sponsor Funds have certain other management rights to the extent that any such Sponsor Fund is required to operate as a

“venture capital operating company” as defined in the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations. Each Sponsor’s right to nominate directors is freely assignable to funds affiliated with such Sponsor, and is assignable to non-affiliates of such Sponsor only if the assigning Sponsor transfers its entire interest in Holding not previously transferred and only with the prior written consent of the Sponsors holding at least 70% of the membership interests in Holding, or “requisite Sponsor consent.” In addition to their rights under the LLC Agreement, the Sponsors may also appoint one or more persons unaffiliated with any of the Sponsors to each Board. The Sponsors have nominated Dr. Miller and Jeffrey R. Binder to be elected to each Board in addition to the two directors to be elected to serve on each Board as nominated by each of the Sponsors.
Pursuant to the LLC Agreement, each director has one vote for purposes of any Board of Directors action, and all decisions of the Board of Directors require the approval of a majority of the directors designated by the Sponsors. In addition, the LLC Agreement provides that certain major decisions regarding the Company or Holding require the requisite Sponsor consent.
The LLC Agreement includes certain customary agreements with respect to restrictions on the issuance or transfer of interests in Biomet and LVB, including preemptive rights, tag-along rights and drag-along rights.
Certain investors who have agreed to co-invest wit the Sponsor Funds (the “Co-Investors”) have also been admitted as members of Holding, both directly and through Sponsor-controlled investment vehicles. Although the Co-Investors are therefore parties to the LLC Agreement, they have no rights with respect to the election of Biomet’s or LVB’s directors or the approval of its corporate actions.
The Sponsors have also caused Holding and Parent to enter into an agreement with the Company obligating the Company and Parent to take all actions necessary to give effect to the corporate governance, preemptive rights, transfer restriction and certain other provisions of the LLC Agreement, and prohibiting the Company and Parent from taking any actions that would be inconsistent with such provisions of the LLC Agreement.
Registration Rights Agreement
The Sponsor Funds and the Co-Investors also entered into a registration rights agreement with Holding, LVB and Biomet upon the closing of the Transactions. Pursuant to this agreement, the Sponsor Funds have the power to cause Holding, LVB and Biomet to register their, the Co-Investors’ and certain other persons’ equity interests under the Securities Act and to maintain a shelf registration statement effective with respect to such interests. The agreement also entitles the Sponsor Funds and the Co-Investors to participate in any future registration of equity interests under the Securities Act that Holding, LVB or Biomet may undertake.
On August 8, 2012 and October 2, 2012, Goldman, Sachs & Co. and the other initial purchasers of the new senior notes and new senior subordinated notes entered into registration rights agreements with Biomet. Pursuant to these agreements, Biomet is obligated, for the sole benefit of Goldman, Sachs & Co. in connection with its market-making activities with respect to the new senior notes and new senior subordinated notes, to file a registration statement under the Securities Act in a form approved by Goldman, Sachs & Co. and to keep such registration statement continually effective for so long as Goldman, Sachs & Co. may be required to deliver a prospectus in connection with transactions in senior and senior subordinated notes due 2020 and to supplement or make amendments to such registration statement as when required by the rules and regulations applicable to such registration statement.

Management Stockholders’ Agreements
On September 13, 2007 and November 6, 2007, Holding, LVB and the Sponsor Funds entered into stockholders agreements with certain of the Company’s senior executives and other management stockholders. Pursuant to the terms of the LVB Acquisition, Inc. Management Equity Incentive Plan, LVB Acquisition, Inc. Restricted Stock Unit Plan and LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan, participants who exercise their vested options or settle their vested restricted stock units are required to become parties to the agreement dated November 6, 2007. The stockholder agreements contain agreements among the parties with respect to restrictions on the transfer and issuance of shares, including preemptive, drag-along, tag-along, and call/put rights.
Consulting Agreements
On January 14, 2010, Biomet entered into a consulting agreement with Dr. Dane A. Miller, Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with the Company and soliciting employees of the Company during the term of the agreement and for a period of one year following such term. On September 6, 2011, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control. On August 19, 2013, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to extend the term of the agreement through the earlier of September 1, 2014, an initial public offering or a change of control. Dr. Miller received payments under the consulting agreement of $0.4 million, $0.4 million and $0.3 million for the years ended May 31, 2013, 2012 and 2011, respectively.
Indemnification Priority Agreement
On January 11, 2010, Biomet and LVB entered into an indemnification priority agreement with the Sponsors (or certain affiliates designated by the Sponsors) pursuant to which Biomet and LVB clarified certain matters regarding the existing indemnification and advancement of expenses rights provided by Biomet and LVB pursuant to their respective charters and the management services agreement described above. In particular, pursuant to the terms of the indemnification agreement, Biomet acknowledged that as among Biomet, LVB and the Sponsors and their respective affiliates, the obligation to indemnify or advance expenses to any director appointed by any of the Sponsors will be payable in the following priority: Biomet will be the primary source of indemnification and advancement; LVB will be the secondary source of indemnification and advancement; and any obligation of a Sponsor-affiliated indemnitor to indemnify or advance expenses to such director will be tertiary to Biomet Inc.’s and, then, LVB obligations. In the event that either Biomet or LVB fails to indemnify or advance expenses to any such director in contravention of its obligations, and any Sponsor-affiliated indemnitor makes any indemnification payment or advancement of expenses to such director on account of such unpaid liability, such Sponsor-affiliated indemnitor will be subrogated to the rights of such director under any such Biomet or LVB indemnification agreement.
Equity Healthcare
Effective January 1, 2009, Biomet entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.
In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to the Company, the Company pays Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). As of May 31, 2013, the Company had approximately 3,200 employees enrolled in its health benefit plans in the United States.
Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by the Company; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to the Company at no cost or reduced cost.
Equity Healthcare is an affiliate of Blackstone, with whom Michael Dal Bello and Chinh Chu, members of the Boards, are affiliated and in which they may have an indirect pecuniary interest.

There were payments of $0.1 million made during each of the years ended May 31, 2013, 2012 and 2011.
Core Trust Purchasing Group Participation Agreement
Effective May 1, 2007, Biomet entered into a 5-year participation agreement (“Participation Agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”), designating CPG as the Company’s exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. Effective June 1, 2012, Biomet entered into an amendment to extend the term of the Participation

Agreement with CPG. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, the Company must purchase 80% of the requirements of its participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract. In connection with purchases by its participants (including the Company), CPG receives a commission from the vendors in respect of such purchases. The total amount of fees paid to CPG was $0.8 million, $0.5 million and $0.2 million for the years ended May 31, 2013, 2012 and 2011, respectively.
Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating Biomet’s participation in CPG and monitoring the services CPG provides to the Company, CPG remits a portion of the commissions received from vendors in respect of the Company’s purchases under the Participation Agreement to an affiliate of Blackstone, with whom Michael Dal Bello and Chinh Chu, members of the Boards, are affiliated and in which they may have an indirect pecuniary interest.
Refinancing Activities
Goldman Sachs served as a dealer manager and arranger for the refinancing activities explained in Note 7 – Debt and received fees of $1.3 million during the year ended May 31, 2013 for their services. Goldman Sachs also received an underwriting discount of $2.3 million during the first quarter of fiscal year 2013 as one of the initial purchasers of the $1.0 billion aggregate principal amount note offering of 6.50% senior notes due 2020, an underwriting discount of $2.6 million during the second quarter of fiscal year 2013 as of one the initial purchasers of the $825.0 million aggregate principal amount note add-on offering to the 6.50% senior notes due 2020 and an underwriting discount of $2.5 million during the second quarter of fiscal year 2013 as one of the initial purchasers of the $800.0 million aggregate principal amount note offering of the 6.50% senior subordinated notes due 2020 described in Note 7 — Debt.
Other
Biomet currently holds interest rate swaps with Goldman Sachs. As part of this relationship, the Company receives information from Goldman Sachs that allows it to perform effectiveness testing on a monthly basis.
Biomet may from time to time, depending upon market conditions, seek to purchase debt securities issued by Biomet or its subsidiaries in open market or privately negotiated transactions or by other means. Biomet understands that its indirect controlling stockholders may from time to time also seek to purchase debt securities issued by the Company or its subsidiaries in open market or privately negotiated transactions or by other means.
The Company engaged Capstone Consulting LLC, a consulting company that works exclusively with KKR and its portfolio companies, to provide analysis for certain restructuring initiatives. The Company or its affiliates paid Capstone $2.2 million, $1.9 million and $0.7 million during the years ended May 31, 2013, 2012 and 2011, respectively.
Capital Contributions and Share Repurchases
At the direction of LVB, Biomet funded the repurchase of common shares of its parent company of $0.1 million, $1.3 million and $3.7 million for the years ended May 31, 2013, 2012 and 2011, respectively, from former employees pursuant to the LVB Acquisition, Inc. Management Stockholders’ Agreement. There were no additional contributions for the years ended May 31, 2013, 2012 and 2011.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on its review of the copies of the reports it has received, the Company believes that each of its executive officers and directors, as well as each beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act, has complied with filing of reports required under Section 16(a) of the Exchange Act during the fiscal year ended May 31, 2013, except for late Forms 3 required to be filed pursuant to Section 16(a) of the Exchange Act by Chinh E. Chu and Jeffrey K. Rhodes, each as a director of LVB and Adam R. Johnson as an executive officer of LVB.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm. The independent registered public accounting firm audited our consolidated financial statements for 2013 and its audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
Fees for professional services provided by Biomet’s independent accountants in each of the last two fiscal years, in each of the following categories are:

(in millions)	For the Year Ended May 31, 2013	For the Year Ended May 31, 2012
Audit fees	$3.0	$2.9
Audit-related fees	—	—
Total audit and audit related fees	3.0	2.9
Tax fees	1.5	1.8
All other fees	2.9	1.2
Total fees	$7.4	$5.9
Fees for audit services include fees associated with the annual audit of consolidated financial statements, the reviews of the Company’s quarterly reports on Form 10-Q and SEC registration statements, audit-related accounting consultations, audit-related acquisition accounting and statutory audits required internationally. Audit-related fees principally included assistance with implementation of various rules and standards. Tax fees included tax compliance, tax advice and tax planning. All other fees primarily related to due diligence in connection with acquisitions. The Audit Committee has adopted policies and procedures for approving in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm, subject to certain de minimis exceptions approved by the Audit Committee. Prior to the engagement of the independent registered public accounting firm for the next year’s audit, management, with the participation of the independent registered public accounting firm, submits to the Audit Committee for approval an aggregate request for services expected to be rendered during that year for various categories of services.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.biomet.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this information statement.
As a matter of regulatory compliance, we are furnishing you this information statement which describes the purpose and effect of the approval of the removal and reelection of members of the Boards. Your consent to the foregoing actions is not required and is not being solicited in connection with this action. This information statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

By order of the Board of Directors,

/s/ Jeffrey R. Binder
President and Chief Executive Officer
October 25, 2013
Warsaw, IN